UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

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VERIZON COMMUNICATIONS INC.

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Verizon Communications Inc.
140 West Street
New York, New York 10007

March 18, 2013

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2013 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 2, 2013 at 10:30 a.m., local time, at the DoubleTree by Hilton Tulsa Downtown, 616 W. 7th Street, Tulsa, Oklahoma. You can find directions to the meeting on the admission ticket attached to your proxy card or Notice of Internet Availability of Proxy Materials, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the items included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm, cast an advisory vote to approve Verizon’s executive compensation, approve Verizon’s amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m) and consider six shareholder proposals. The Board of Directors recommends that you vote FOR items 1 through 4 and AGAINST items 5 through 10.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important. Please take the time to vote so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 2, 2013

Place	DoubleTree by Hilton Tulsa Downtown 616 W. 7th Street Tulsa, Oklahoma 74127

Items of Business	• Elect the 13 Directors identified in the accompanying proxy statement

• Ratify the appointment of the independent registered public accounting firm

• Provide an advisory vote to approve Verizon’s executive compensation

• Approve Verizon’s amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m)

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 18, 2013

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 2, 2013

The Proxy Statement and Annual Report to Shareowners are available at

www.edocumentview.com/vz

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 18, 2013, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2013 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding Verizon’s 2012 performance, please review Verizon’s Annual Report to Shareowners.

Annual Meeting Details

Date and Time	May 2, 2013, 10:30 a.m., local time

Place	DoubleTree by Hilton Tulsa Downtown 616 W. 7th Street Tulsa, Oklahoma 74127

Record Date	March 4, 2013

Voting	Shareholders as of the record date are entitled to vote. Each share of Verizon stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.

Agenda Items and Board Recommendations

Proposal	Board’s Recommendation	Page (for more information)
Item 1 Election of Directors	FOR each nominee	11
Item 2 Ratification of Auditors	FOR	18
Item 3 Advisory Vote to Approve Executive Compensation	FOR	19
Item 4 Approval of Verizon’s amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m)	FOR	20
Shareholder Proposals:
Item 5 Network Neutrality	AGAINST	26
Item 6 Lobbying Activities	AGAINST	27
Item 7 Proxy Access Bylaw	AGAINST	29
Item 8 Severance Approval Policy	AGAINST	31
Item 9 Shareholder Right to Call a Special Meeting	AGAINST	32
Item 10 Shareholder Right to Act by Written Consent	AGAINST	33

2012 Company Highlights

Verizon provides telecommunications services and solutions to individual, business and government customers in the United States and around the world. These services and solutions are enabled by the most extensive 4G long term evolution (LTE) wireless network in the United States, the most reliable 3G wireless network, the country’s only large-scale fiber to the home broadband network and the world’s largest private internet protocol network.

Advances in technology have changed the ways that our customers interact in their personal and professional lives and that businesses operate. To meet the changing needs of our customers and the changing technological landscape, we are transforming our business to focus on the growing areas of wireless data, wireline data and strategic business services, including cloud computing services.

During 2012 Verizon continued to take significant steps in its strategic transformation to deliver advanced services and solutions to its customers, further focusing Verizon’s asset base around its fastest growing businesses.

i

These include the following strategic successes:

•

Exceeding our already aggressive roll-out schedule for the 4G LTE wireless network by covering 476 markets and over 273 million people and having almost 50% of our wireless data traffic on our LTE network by the end of the year;

•

Being the first major wireless carrier to move to account-based wireless billing with our “Share Everything Plan,” thereby establishing the business model for the future growth of consumer-oriented wireless data devices;

•

Expanding FiOS penetration to 33% for the video service and 37% for the Internet service and exceeding our target for migrations of residential customers from our legacy copper network to our fiber network; and

•	Expanding our enterprise strategic services business through the purchase of Hughes Telematics and integrating our strategic cloud-related acquisitions.

In addition, under the leadership of its Board of Directors and management team, Verizon delivered strong financial and operating results in 2012. Highlights of Verizon’s 2012 performance and notable achievements include the following:

•	Delivered a 13.2% total return to shareholders;
•	Increased the quarterly dividend by 3%, the 6th consecutive year with a dividend increase;
•	$2.24 in adjusted earnings per common share (EPS)[1];
•	$115.8 billion in consolidated total revenue;
•	$15.3 billion of free cash flow[1]; and
•	A capital expenditure to revenue ratio of 14.0%, representing improved capital efficiency over the ratio of 14.7% for 2011.

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix C to this proxy statement.

These results are consistent with our goal of driving long-term shareholder returns. The chart below reflects how $100 invested in Verizon stock on December 31, 2007 would have grown to $140.15 on December 31, 2012, with dividends reinvested quarterly. It also shows how $100 invested in the Related Dow Peers* (as described beginning on page 38 and in Appendix B) and $100 invested in the S&P 500 Index on December 31, 2007, with dividends reinvested, would have grown over the same five-year period. We believe this performance is the result of Verizon’s success in effecting the business transformation discussed above and is the kind of performance that our executive compensation program is designed to encourage and reward.

Comparison of Five-Year Cumulative Total Shareholder Return

*	Total shareholder return based on equal weighting methodology.

Director Nominees

Verizon’s Directors are elected for one-year terms by a majority of the votes cast. Additional information about each Director and his or her qualifications may be found beginning on page 11 of this proxy statement.

				Independent	Committee Memberships
Name	Age*	Director Since	Primary Occupation		Audit	HRC	CGPC
Richard L.Carrión	60	1997	Chairman, President and CEO, Popular, Inc. and Banco Popular de Puerto Rico	Ö		Ö	Ö
Melanie L. Healey	51	2011	Group President–North America and Global Hyper, Super, Mass Channel, The Procter & Gamble Company	Ö		Ö
M. Frances Keeth	66	2006	Retired Executive Vice President, Royal Dutch Shell plc	Ö	FE	Ö
Robert W. Lane	63	2004	Retired Chairman and CEO, Deere & Company	Ö	FE	Ö
Lowell C. McAdam	58	2011	Chairman and CEO, Verizon
Sandra O. Moose (PD)	71	2000	President, Strategic Advisory Services	Ö	FE		C
Joseph Neubauer	71	1995	Chairman, ARAMARK Holdings Corporation and ARAMARK Corporation	Ö		C
Donald T. Nicolaisen	68	2005	Retired Chief Accountant of the U.S. Securities and Exchange Commission	Ö	C, FE		Ö
Clarence Otis, Jr.	56	2006	Chairman and CEO, Darden Restaurants, Inc.	Ö	FE	Ö
Hugh B. Price	71	1997	Visiting Professor and Lecturer, Princeton University, and Non-Resident Senior Fellow, The Brookings Institution	Ö			Ö
Rodney E. Slater	58	2010	Partner, Patton Boggs LLP	Ö			Ö
Kathryn A. Tesija	50	2012	Executive Vice President, Merchandising and Supply Chain, Target Corporation	Ö
Gregory D. Wasson	54	2013	President and CEO, Walgreen Co.	Ö

*	Ages are as of March 8, 2013	FE	Audit Committee Financial Expert
C	Committee Chair	HRC	Human Resources Committee
CGPC	Corporate Governance and Policy Committee	PD	Presiding Director

Auditors

Consistent with our approach to good governance, we are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2013. Information on fees paid to Ernst & Young in 2012 and 2011 may be found on page 18.

Executive Compensation and Pay for Performance

This proxy statement discusses the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executives at Verizon, to whom we collectively refer as the “named executive officers.” The primary objectives of Verizon’s compensation program are to align executives’ and shareholders’ interests through the use of performance-based compensation and to attract, retain and motivate high-performing executives.

Approximately 90% of our named executive officers’ annual total compensation opportunity is variable, at risk and incentive-based. The primary components of our executive compensation program and their approximate percentage of the total compensation opportunity are as follows:

•	10% Fixed pay – annual cash base salary
•

90% Variable, performance-based pay – comprised of an annual short-term incentive paid in cash based on achievement of pre-established performance goals and a long-term incentive in the form of an equity-based award that vests after 3 years and is composed of performance stock units (PSUs) and restricted stock units

To further strengthen the link between pay and performance in the executive compensation program, in 2012 we made the following changes to our executive compensation program:

•

Incentivized stronger short-term performance by widening the payout range of the short-term incentive awards to provide for potentially lower payouts for below target performance and potentially higher payouts for above target performance;

•

Incentivized stronger long-term performance by lowering the percent of the PSU awards that vest at the threshold level of relative total shareholder return (TSR) performance and by changing the TSR vesting scale so that each incremental percentage of achievement between the threshold and maximum performance levels results in a corresponding change in the percent of the awards that vest; and

•	Aligned the compensation program with Verizon’s long-term business objectives by providing that a portion of the annual PSU grant will vest based on the Company’s cumulative free cash flow results.

Our executive compensation program, including these and other 2012 key compensation decisions, is discussed in more detail in the Compensation Discussion and Analysis beginning on page 35.

Set forth below is the 2012 compensation for each named executive officer, as required to be reported in the Summary Compensation Table pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the Summary Compensation Table on page 51 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lowell C. McAdam	1,400,000	0	8,750,055	0	3,150,000	213,468	535,577	14,049,100
Chairman & CEO
Daniel S. Mead	794,231	0	4,200,026	0	792,000	388,096	225,253	6,399,606
Executive Vice President & President & CEO - Verizon Wireless Joint Venture
Francis J. Shammo	698,077	0	3,675,003	0	693,000	9,004	139,841	5,214,925
Executive Vice President & CFO
John G. Stratton	673,558	0	3,543,796	0	668,250	31,776	143,629	5,061,009
Executive Vice President & President - Verizon Enterprise
Randal S. Milch	648,077	0	3,250,020	0	643,500	58,366	125,949	4,725,912
Executive Vice President & General Counsel*
*	Effective January 1, 2013, Mr. Milch was appointed Executive Vice President – Public Policy and General Counsel.

Approval of Verizon’s amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m)

We are asking shareholders to approve Verizon’s amended 2009 Long-Term Incentive Plan (the Plan) pursuant to Internal Revenue Code Section 162(m). Approval of this proposal will constitute approval of the material terms of the performance goals and award limits for performance-based awards, so as to continue to allow Verizon the opportunity to make awards under the Plan that are tax deductible in compliance with the “performance-based” compensation exception to Section 162(m) of the U.S. Internal Revenue Code and permit Verizon to claim an income tax deduction for the payment of such awards.

We are not asking shareholders to approve additional shares under the Plan or any other changes to terms of the Plan as they were approved by shareholders in 2009.

Shareholder Proposals

In accordance with SEC rules, we have included in this proxy statement six proposals submitted by shareholders for consideration. The proposals can be found beginning on page 26. For the reasons set forth following each proposal, the Board recommends a vote AGAINST each of the proposals.

Additional Information and Frequently Asked Questions

We provide more information about the annual meeting and voting, as well as answers to many frequently asked questions, in the “Additional Information and Frequently Asked Questions” section beginning on page 66.

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement in Appendix A. We have also posted the Guidelines and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, Committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/investor. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to call a special meeting of shareholders	Verizon’s bylaws provide that, if the requirements set forth in the bylaws are met, the Board will call a special meeting of shareholders upon the request of a holder of at least 10% or holders of at least 25% of Verizon’s outstanding common stock.

Independence standards	The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the New York Stock Exchange, referred to as NYSE, or the Nasdaq Stock Market, referred to as Nasdaq. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 3.

Board leadership	The Board evaluates its leadership structure annually. Currently, the Board is led by the Chairman in consultation with an empowered Presiding Director. You can find more information on the respective roles and responsibilities of the Chairman and Presiding Director, and why the Board believes that Verizon’s shareholders are best served by this leadership structure, under “Board Leadership” beginning on page 3.

Stock ownership	The Guidelines provide that within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on board service	The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit Verizon executive officers to serving on no more than two public company boards.

Director retirement policy	The Guidelines provide that a Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday. In the event of a retirement pursuant to this policy, the size of the Board is reduced by one for each such retirement.

Shareholder approval of poison pill	Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Recapture of incentive payments	The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Policy on shareholder ratification of executive severance agreements	Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 49.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers. In the event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transaction Policy

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

From time to time Verizon may have employees who are related to our executive officers or Directors. Francis J. Shammo, Executive Vice President and Chief Financial Officer, has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $351,000 in 2012. John G. Stratton, Executive Vice President and President – Verizon Enterprise, has a daughter who is employed by one of the Company’s subsidiaries and earned approximately $124,000 in 2012. W. Robert Mudge, President – Consumer and Mass Business Markets, has a brother who is employed by one of the Company’s subsidiaries and earned approximately $134,000 in 2012. In each case, the amount of compensation was commensurate with that of other employees in similar positions.

About the Board of Directors

Verizon’s Board of Directors has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director is independent under the NYSE’s and Nasdaq’s governance standards and the additional standards included in the Guidelines, which identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 12 incumbent non-employee Directors who are standing for election are independent: Richard L. Carrión, Melanie L. Healey, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Clarence Otis, Jr., Hugh B. Price, Rodney E. Slater, Kathryn A. Tesija and Gregory D. Wasson. The Board also determined that John W. Snow, who retired from the Board in May 2012, was independent.

In determining the independence of Mr. Carrión, Ms. Healey, Mr. Neubauer, Mr. Otis, Mr. Price, Mr. Slater, Dr. Snow, Ms. Tesija and Mr. Wasson, the Board considered payments for telecommunications services that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In determining Ms. Tesija’s independence, the Board also considered payments that Verizon made to the company that employs her in connection with sales of Verizon’s products and services in that company’s stores. In determining Mr. Wasson’s independence, the Board also considered payments for Workers’ Compensation prescription benefits that Verizon made to the company that employs him. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships were not material and do not impair the ability of those Directors to act independently.

Board Governance

Board Leadership

Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that, at this time, the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Dr. Sandra O. Moose is currently the Presiding Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;
•

Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and

•	Presides over the Board’s annual self-evaluation.

The Presiding Director has the authority to call meetings of the Board, as well as executive sessions of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

The agenda for each Board meeting and the schedule of meetings are available to all Directors in advance so that any Director can review and request changes. In addition, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Corporate Governance Guidelines and the Company’s policies and procedures provide for an empowered, independent Presiding Director and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

Attendance at Meetings

In 2012, the Board of Directors held 10 meetings, including seven regularly scheduled meetings and three special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2012, all but two Directors standing for re-election attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each regular Board meeting.

Board Evaluations

The Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation.

Committees of the Board

The Board of Directors has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each Committee approves the agenda and materials for each meeting. At least once a year, each Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Each Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	Audit Committee

Members:	Donald T. Nicolaisen, Chairperson	Sandra O. Moose
	M. Frances Keeth	Clarence Otis, Jr.
Robert W. Lane

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met 11 times during 2012. The report of the Audit Committee is included on page 10.

Summary of Key Responsibilities:

•

Review risk management and controls, including the processes of identifying and monitoring high-priority risks and developing effective mitigation strategies which management incorporates into its strategic decision-making, and report to the Board on these matters;

•	Oversee financial reporting and disclosure matters, including
¡	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
¡	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Appoint, approve fees and oversee work of the independent registered public accounting firm;
•	Review the performance and qualifications of the independent registered public accounting firm (including its independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for the handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Hugh B. Price
	Richard L. Carrión	Rodney E. Slater
Donald T. Nicolaisen

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met six times in 2012.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•

Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	Human Resources Committee

Members:	Joseph Neubauer, Chairperson	M. Frances Keeth
	Richard L. Carrión	Robert W. Lane
	Melanie L. Healey	Clarence Otis, Jr.

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met five times in 2012. The report of the Human Resources Committee is included on page 35 of this proxy statement.

Summary of Key Responsibilities:

•	Oversee the development of Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning and oversee assignments to key leadership positions; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Role and Function of the Independent Compensation Consultant

The Human Resources Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its compensation consultant (the “Consultant”) based on its expertise in representing the compensation committees of large corporations and its independence. The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. The Consultant participates in all Committee meetings. The Committee holds an executive session with the Consultant each time it meets.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, neither Pearl Meyer & Partners nor its affiliates have performed any work for the Company or any Company affiliate since the date it was retained by the Committee in 2006.

The Committee has considered the independence of Pearl Meyer & Partners in light of new SEC rules and NYSE and Nasdaq listing standards. The Committee requested and received a letter from Pearl Meyer & Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to the Company by the consulting firm; (2) fees paid by the Committee as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the Consultant did not raise any conflict of interest.

The Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President and Chief Administrative Officer on matters related to the design, administration and operation of the Company’s compensation program and has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to him. He reports to the Committee on the actions he has taken under this delegation.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee has also retained Heidrick & Struggles International, Inc. to assist in the identification of potential candidates. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;

•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for election must consent to stand for election, and each incumbent Director standing for re-election must provide an irrevocable, conditional resignation to the Committee. If the Director standing for re-election does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Each candidate for election to the Board this year has previously served as a Verizon Director. Ms. Tesija was appointed to the Board in December 2012 as an independent Director and was recommended for consideration as a candidate by a non-employee Director. Mr. Wasson was appointed to the Board effective March 2013 as an independent Director and was recommended for consideration as a candidate by a non-employee Director. Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors named below under “Election of Directors” for election at the 2013 Annual Meeting of

Shareholders. The Committee and Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors.” The Committee and the Board assessed these factors in light of Verizon’s businesses, which provide a broad array of wireless and wireline telecommunications products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Risk Oversight

The Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Verizon has a robust enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Senior Vice President – Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Senior Vice President – Internal Auditing and the Company’s Executive Vice President – Public Policy and General Counsel. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Human Resources Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, as part of the annual risk assessment review process, management conducts an assessment of the risks arising from our compensation policies and practices. The assessment of risk includes a review of the following compensation policies and practices and other internal controls that mitigate risk:

•	Various design features and characteristics of our company-wide compensation programs;
•	Performance metrics under the Short- and Long-Term Incentive Plans;
•	Approval processes for all compensation programs, including those for associate sales and non-sales employees;
•	Governance oversight at the Committee and Board level; and
•	Code of Conduct provisions and mandatory training programs that mitigate risk.

Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company because they are appropriately structured and discourage employees from taking excessive risks.

As part of its oversight of the Company’s governance processes and policies, the Corporate Governance and Policy Committee considers the impact of selected social, environmental, regulatory and political matters and safety issues on the Company’s risk profile.

Succession Planning and Management Development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s chief executive officer. In accordance with Verizon’s Corporate Governance Guidelines, the Board addresses CEO succession and management development on an ongoing basis throughout the year. The Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

In order to ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and the Committee regularly consult with the CEO on the Company’s organizational needs, its competitive challenges, the potential of key managers and planning for future developments and emergency situations. As part of this process, the Board and Committee also routinely seek input from the Executive Vice President and Chief Administrative Officer and advice from the Committee’s Consultant on related compensation issues.

The Board usually conducts its annual in-depth review of management development and succession planning for senior leader positions in conjunction with its annual strategic planning session with management. Led by the CEO and Executive Vice President and Chief Administrative Officer, this review addresses the Company’s management development initiatives, assesses senior management resources and identifies individuals who are considered potential future senior executives of the Company. High potential executives are regularly challenged with additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. Identified individuals are also often positioned to interact more frequently with the Board so that the Directors may get to know these executives.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors (or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate)

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2012 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2012.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has overseen the operation of Verizon’s enterprise risk management program, including the identification of the primary risks to the Company’s business. The Committee has also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2012.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2013.

Respectfully submitted,

Audit Committee

Donald T. Nicolaisen, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Clarence Otis, Jr.

Dated: March 8, 2013

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board consists of 13 members. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 13 candidates listed below for election as Directors. Information about each candidate as of March 8, 2013 is set forth below. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable, conditional letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN

Mr. Carrión, 60, has served for over 18 years as Chairman, President and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $36.4 billion, total deposits of $26.9 billion and 8,072 employees as of December 31, 2012. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

As a result of his tenure as Chairman, President and Chief Executive Officer of Popular, Inc. and Banco Popular de Puerto Rico, Mr. Carrión brings to the Board a strong operational and strategic background and extensive business, leadership and management experience. In addition, Mr. Carrión’s knowledge of business and consumer services gives him insights into providing services to retail and business customers, activities that make up a significant portion of Verizon’s business. Mr. Carrión’s experience at the Federal Reserve Bank of New York also enables him to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Carrión has served as a Director of Verizon since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee and the Human Resources Committee.

MELANIE L. HEALEY

Ms. Healey, 51, is Group President–North America and Global Hyper, Super, Mass Channel of The Procter & Gamble Company, a provider of branded consumer packaged goods to customers in over 180 countries around the world. In this role, Ms. Healey is responsible for the overall North America business, which in fiscal 2012 had net sales of $32.6 billion. Since joining Procter & Gamble in 1990, Ms. Healey has held positions of increasing responsibility, including Group President, Global Feminine and Health Care, and President, Global Feminine Care & Adult Care.

Ms. Healey brings to the Board, among other skills and qualifications, an extensive background in consumer goods, marketing and international operations. Her experience in marketing, including more than 15 years outside the United States, uniquely positions Ms. Healey to advise the Board and senior management on critical issues facing Verizon, including corporate strategy with respect to brand management, the consumer experience and global growth. In addition, Ms. Healey’s leadership experience at a complex international organization with a large, diverse workforce gives her a thorough understanding of the operational challenges facing Verizon.

Ms. Healey has served as a Director of Verizon since December 2011 and is a member of the Human Resources Committee.

M. FRANCES KEETH

Ms. Keeth, 66, was Executive Vice President of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role, Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. From 2001 to 2006, she was also President and Chief Executive Officer of Shell Chemicals LP, Shell’s U.S. operating company through which it conducted all of its operations in the United States. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell, including serving as Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Ms. Keeth’s extensive senior leadership experience at Shell, a complex global business organization, positions her well to advise the Board and senior management on a wide range of strategic and financial matters. Ms. Keeth brings to the Board, among other skills and qualifications, valuable business, leadership and operations management experience in a global, capital-intensive business. As a result of this experience, she is able to provide insights into many aspects of our business, including business systems, public accounting and finance. Ms. Keeth also has extensive expertise in international operations and strategic partnerships, which assists the Company in implementing our growth strategies.

Ms. Keeth has served as a Director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. She is also a director of Arrow Electronics, Inc. (since 2004) and Peabody Energy Corporation (since 2009).

ROBERT W. LANE

Mr. Lane, 63, served as Chairman and Chief Executive Officer of Deere & Company from 2000 to 2009. Deere & Company is an equipment manufacturer that in fiscal 2009 had net sales and revenues of $23.1 billion and approximately 51,300 employees as of October 31, 2009. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and overseas units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Mr. Lane’s tenure as Chairman and Chief Executive Officer of Deere & Company and as a senior executive in several of its business units provides him with valuable business, leadership and management experience, including experience leading a large, complex organization with global operations. This background gives him a global perspective that positions him well to advise the Board and senior management on implementing the Company’s growth strategies. Mr. Lane also brings to the Board an extensive background in manufacturing, marketing, operations and finance.

Mr. Lane has served as a Director of Verizon since 2004 and is a member of the Audit Committee and the Human Resources Committee. He is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has served on the board of Deere & Company as its Chairman.

LOWELL C. MCADAM

Mr. McAdam, 58, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. McAdam became Chief Executive Officer on August 1, 2011 and Chairman on January 1, 2012. From October 2010 until becoming Chief Executive Officer, Mr. McAdam served as President and Chief Operating Officer and had responsibility for the operations of the Company’s network-based businesses–Verizon Wireless and Verizon Telecom and Business–as well as Verizon’s shared services operations. Prior to assuming this role, Mr. McAdam held key executive positions at Verizon Wireless from its inception in 2000 and was instrumental in building Verizon Wireless into an industry-leading wireless provider. He was President and Chief Executive Officer of Verizon Wireless from 2007 until October 2010, and before that served as the company’s Executive Vice President and Chief Operating Officer. Before the formation of Verizon Wireless, Mr. McAdam held executive positions with PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch, AirTouch Communications and Pacific Bell.

Mr. McAdam brings to the Board a unique understanding of our strategies and operations through his broad experience in the telecommunications industry and his pivotal role in the development of Verizon Wireless. Mr. McAdam serves a key leadership role on the Board, providing the Board with an in-depth knowledge of the Company’s business, industry, challenges and opportunities. His extensive leadership experience enables Mr. McAdam to play a key role in all matters involving our Board and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent members of our Board.

Mr. McAdam has served as a Director of Verizon since March 2011. Mr. McAdam has been a member of the Board of Representatives of Verizon Wireless since 2003 and has served as its Chairman since September 2010.

SANDRA O. MOOSE

Dr. Moose, 71, is President of Strategic Advisory Services LLC, a consulting firm. She was Senior Vice President and Director of The Boston Consulting Group, Inc. (BCG) until 2004. At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, over a 35-year career. Dr. Moose was a principal founder of BCG’s Financial Services practice and a key contributor in the development of the firm’s early management concepts. She led BCG’s New York office from 1988 to 1998 and was Chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994 to 1999.

Dr. Moose’s experience at BCG as a strategic advisor to diverse clients enables her to advise the Board and senior management on key issues of corporate strategy, including with respect to global growth, consumer goods and telecommunications issues. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Dr. Moose also brings to the Board substantial financial expertise and insights into the views of institutional investors, which are important to Verizon as a public company.

Dr. Moose has served as a Director of Verizon since 2000 and was a director of GTE Corporation from 1978 to 2000. She is Presiding Director, Chairperson of the Corporate Governance and Policy Committee and a member of the Audit Committee. Dr. Moose is also Chairperson of the Board of Trustees of Natixis Advisor Funds (where she has served as a trustee of the funds and their predecessors since 1982) and Loomis Sayles Funds (where she has served as a trustee since 2003) and a director of The AES Corporation (since 2004). In the past five years, Dr. Moose has served on the board of Rohm and Haas Company as its lead director.

JOSEPH NEUBAUER

Mr. Neubauer, 71, is Chairman of ARAMARK Holdings Corporation and its subsidiary, ARAMARK Corporation, a professional services company. Until May 2012, he was also the Chief Executive Officer. He has served in those roles with ARAMARK and its predecessors for more than 25 years. ARAMARK’s approximately 259,000 employees provide food, hospitality, facility and uniform services in 22 countries and generated $13.5 billion in revenue during its 2012 fiscal year. Mr. Neubauer joined ARAMARK’s predecessor, ARA Services, in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a Director. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984.

During his long tenure as Chairman and Chief Executive Officer of ARAMARK, Mr. Neubauer gained business and management experience leading a large, complex organization with international operations and a large, diverse workforce. This experience gives him a thorough understanding of many important issues facing Verizon. Mr. Neubauer brings to the Board, along with other skills and qualifications, extensive expertise in corporate finance, strategy and development. His broad background in hospitality and professional services, as well as his in-depth knowledge of consumer services, give Mr. Neubauer insights on reaching retail and business customers, which is critical to Verizon’s success.

Mr. Neubauer has served as a Director of Verizon since 1995 and is Chairperson of the Human Resources Committee. He is also a director of Macy’s, Inc. (since 1992). In the past five years, Mr. Neubauer has served as a director of Wachovia Corporation.

DONALD T. NICOLAISEN

Mr. Nicolaisen, 68, was Chief Accountant of the U.S. Securities and Exchange Commission from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Mr. Nicolaisen brings to the Board a range of experience in leadership positions in both the public and private sector. His extensive experience as Chief Accountant at the SEC, an outside strategic advisor to multinational companies and a senior leader of one of the world’s largest accounting firms enables him to advise the Board and senior management on accounting matters, government relations and public policy. Mr. Nicolaisen’s unique financial and accounting background also provides financial expertise to the Board, including an in-depth understanding of risk management, corporate finance and accounting, as well as the numerous issues facing a public reporting company.

Mr. Nicolaisen has served as a Director of Verizon since 2005 and is Chairperson of the Audit Committee and a member of the Corporate Governance and Policy Committee. He is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Insurance Group (since 2006).

CLARENCE OTIS, JR.

Mr. Otis, 56, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As of May 27, 2012, the company’s 180,000 employees operated 1,994 restaurants in the United States and Canada and generated fiscal 2012 sales of $8.0 billion. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004 and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition, Mr. Otis has served as a class B director of the Federal Reserve Bank of Atlanta since 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Mr. Otis brings to the Board, among other skills and qualifications, a broad background in consumer services, retail operations and finance, which are critical areas for Verizon. He has extensive business, leadership and management experience. Mr. Otis leads a complex organization with a large, diverse workforce, which gives him a thorough understanding of many of the operational challenges Verizon faces. In addition, as a result of his experience at the Federal Reserve Bank of Atlanta, Mr. Otis is positioned well to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Otis has served as a Director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. He has been a director of Darden Restaurants since 2004 and Chairman since 2005. He is also a director of VF Corporation (since 2004).

HUGH B. PRICE

Mr. Price, 71, is a Visiting Professor and Lecturer at the Woodrow Wilson School of Public and International Affairs at Princeton University and Non-Resident Senior Fellow at The Brookings Institution, an independent research and policy institute. Mr. Price was President and Chief Executive Officer of the National Urban League from 1994 until 2003. During that time, Mr. Price restructured its board of directors, developed a new mission for the League and established its research and policy center. Following his work at the National Urban League, Mr. Price was Senior Advisor of DLA Piper Rudnick Gray Cary US LLP from 2003 to 2005 and a Non-Resident Senior Fellow of the Economic Studies Program at The Brookings Institution from 2006 to 2008. He accepted his current position at Princeton University in 2008. Prior to joining the National Urban League, Mr. Price held a variety of positions in journalism, law and public interest organizations, including serving on the Editorial Board of The New York Times.

Mr. Price brings to the Board, among other skills and qualifications, a wide range of experience in leadership positions in both the private and non-profit sectors. As a result of his experience at the National Urban League and The Brookings Institution, Mr. Price is able to advise the Board and senior management on economic, government and public interest issues. His extensive management and leadership experience enables him to provide insights on corporate governance matters. He also has expertise in strategic planning, operations management and business services, which are critical issues for Verizon.

Mr. Price has served as a Director of Verizon since 1997 and was a Director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee. Mr. Price is also a director of MetLife, Inc. (since 1999) and Metropolitan Life Insurance Company (since 1994).

RODNEY E. SLATER

Mr. Slater, 58, is a partner at the law firm Patton Boggs LLP, focusing his practice in the areas of transportation and infrastructure and public policy. Prior to joining Patton Boggs, from February 1997 to January 2001, Mr. Slater was the U.S. Secretary of Transportation. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system.

Mr. Slater’s experience as the U.S. Secretary of Transportation and as the Administrator of the Federal Highway Administration positions him well to provide oversight to our Company, which operates in a highly regulated industry, and to advise the Board and senior management on logistics, strategic partnerships, government relations and public policy. Each of these areas is an important focus for Verizon and has a fundamental impact on the way the Company operates. Mr. Slater also brings to the Board his experience guiding clients in developing infrastructure, as well as insights on the role of law in our business.

Mr. Slater has served as a Director of Verizon since 2010 and is a member of the Corporate Governance and Policy Committee. He is also a director of Kansas City Southern (since 2001), Transurban Group (since 2009) and Atkins plc (since 2011). In the past five years, Mr. Slater has served as a director of Delta Air Lines, Inc. and ICx Technologies, Inc.

KATHRYN A. TESIJA

Ms. Tesija, 50, is Executive Vice President, Merchandising and Supply Chain and a member of the Executive Committee of Target Corporation, the second largest discount retailer in the United States with 1,782 stores, revenues of $70.0 billion and approximately 365,000 employees in fiscal 2012. In this role, which she has held since 2008, Ms. Tesija oversees all merchandising functions, including product design and development, sourcing, inventory management, merchandising systems, presentation and operations as well as the company’s global supply chain. Ms. Tesija joined Target in 1986 and was appointed to numerous positions of increasing responsibility at the company, ranging from Director, Merchandise Planning to Senior Vice President, Hardlines Merchandising.

As a result of her long tenure at Target, Ms. Tesija has gained broad business and leadership experience. Along with her significant management skills, Ms. Tesija brings to the Board an in-depth knowledge of the retail industry, expertise in leading the complex, large-scale, global retail functions of merchandising and supply chain and significant insight into consumer behavior, which give her a thorough understanding of many important issues facing Verizon. Her extensive background positions Ms. Tesija well to advise the Verizon Board and senior management on implementing the Company’s strategies.

Ms. Tesija has served as a Director of Verizon since December 2012.

GREGORY D. WASSON

Mr. Wasson, 54, is President and Chief Executive Officer of Walgreen Co., the nation’s largest retail drugstore chain, which in fiscal 2012 had $71.6 billion of net sales, 8,385 locations and 240,000 employees. In June 2012, Walgreens announced a strategic partnership with Alliance Boots, an international pharmacy-led health and beauty group with a presence in more than 25 countries. Mr. Wasson has served as President and Chief Executive Officer and as a member of the board of directors of Walgreens since 2009. He joined the company in 1980 and was appointed to positions of increasing responsibility, including President of Walgreens Health Initiatives in 2002, Senior Vice President of Walgreens in 2004, Executive Vice President of Walgreens in 2005 and President and Chief Operating Officer of Walgreens in 2007.

As Chief Executive Officer of Walgreens, Mr. Wasson has gained valuable operational and management experience at a complex organization with a large, diverse workforce and significant global operations, which gives him a thorough understanding of the challenges facing Verizon in implementing our growth strategies. Mr. Wasson brings to the Board an in-depth knowledge of the retail industry and insight into the consumer experience. In addition, his extensive background in the healthcare industry positions Mr. Wasson well to advise the Board and senior management on an area of increasing importance to Verizon’s evolving business strategy.

Mr. Wasson has served as a Director of Verizon since March 2013.

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2013 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s Independent Registered Public Accounting Firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2012 and 2011:

	2012	2011
Audit fees:	$23.9 million	$22.7 million
Audit-related fees:	$3.3 million	$4.8 million
Tax fees:	$3.8 million	$4.0 million
All other fees:	$0.7 million	$0.8 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to perform audit services. In order to assure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of the independent registered public accounting firm’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for the audit fee negotiations associated with the engagement of the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2013 fiscal year. The Committee believes that the continued retention of Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and its shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2013 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote to Approve Executive Compensation

(Item 3 on Proxy Card)

Verizon’s Board of Directors is committed to excellence in governance. As part of that commitment, the Board provided Verizon’s shareholders with the opportunity to cast an annual advisory vote related to executive compensation beginning with our 2009 Annual Meeting of Shareholders.

Beginning in 2011, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 mandates that we provide our shareholders with a non-binding advisory vote, referred to as a “say-on-pay vote,” to approve the compensation of our named executive officers as disclosed in the proxy statement at least once every three years. Our Board has determined to continue providing shareholders with a say-on-pay vote every year.

The Human Resources Committee of the Board has overseen the development of a compensation program that focuses on promoting a performance- and values-based culture that links the interests of management and shareholders. The compensation program is described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, including the related tables and narrative.

As described in those sections, we believe that the compensation of our named executive officers:

•

Balances short-term and longer-term compensation opportunities to provide incentives to meet short-term business objectives while continuing to produce value for Verizon’s shareholders over the long term;

•	Is closely aligned with Verizon’s strong performance over the last one and three years, which resulted in a total shareholder return of 13.2% and 64.7%, respectively, over those periods; and

•	Is structured to reflect best practices in governance and executive compensation, including:

¡	No executive employment agreements;

¡	No cash severance benefits for the CEO;

¡	No guaranteed pension and supplemental retirement benefits;

¡	No executive perquisite allowances;

¡	No tax gross-up payments;

¡	No single-trigger change in control equity payments;

¡	A policy that enables the Company to recapture and cancel incentive compensation received by an executive who has engaged in financial misconduct;

¡	A policy prohibiting the Committee’s independent compensation consultant from doing any other work for the Company; and

¡	Requirements that Board members and executive officers maintain certain stock ownership levels (described on pages 1 and 49, respectively).

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

While the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. The Board and the Committee will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends that you vote FOR this proposal.

Approval of Verizon’s Amended 2009 Long-Term Incentive Plan Pursuant to Internal Revenue Code Section 162(m)

(Item 4 on Proxy Card)

Introduction

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the Code), limits the deductibility of executive compensation paid to each of Verizon’s chief executive officer and the three other highest compensated officers (other than the chief financial officer), as determined pursuant to the executive compensation proxy statement disclosure rules, in any one year to $1 million. An exception to this limitation applies to “performance-based” compensation as defined in the U.S. Treasury regulations under Section 162(m) of the Code. This exception is referred to as the “performance-based exception.”

One element of the 2009 Verizon Communications Inc. Long-Term Incentive Plan (2009 LTIP) is the flexibility to grant certain awards with performance-based vesting or payment requirements that are designed to satisfy the requirements of the “performance-based exception” under Section 162(m) of the Code. These awards are referred to as “Performance-Based Vesting Awards” and are in addition to other awards, such as stock options and stock appreciation rights (SARs) discussed below, which are expressly authorized under the 2009 LTIP and may also qualify as performance-based compensation for Code Section 162(m) purposes.

One of the requirements under the “performance-based exception” under Code Section 162(m) is shareholder approval of the plan under which the awards are granted. In the case of Performance-Based Vesting Awards, shareholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. Verizon is required to obtain this approval for Performance-Based Vesting Awards at least every five years in order to enable Verizon to claim an income tax deduction when it pays such awards. Verizon’s shareholders last approved the material terms of the performance goals for Performance-Based Vesting Awards under the 2009 LTIP in May 2009 when the plan was adopted.

Stock options or SARs can qualify as performance-based for Code Section 162(m) purposes even when they are subject to time-based vesting schedules if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to a participant over a specified period and so long as the exercise or base price of the award is not less than the fair market value of a share of stock on the grant date of the award, because the ultimate value of the award depends on stock price appreciation after the date the award is granted. As described below, while the Human Resources Committee (Committee) does not presently intend to grant options or SARs, the Committee amended the 2009 LTIP to include a maximum number of shares underlying stock options and SARs that may be granted to any participant in any one calendar year. This limit is referred to as the “Stock Option Limit.”

Approvals Sought

At the 2013 Annual Meeting, Verizon’s shareholders will be asked to approve the amended 2009 LTIP, and specifically, the material terms of the performance goals in the 2009 LTIP under which Performance-Based Vesting Awards may be granted and the amendment to the 2009 LTIP to include the Stock Option Limit. For purposes of Section 162(m) of the Code, the material terms of the performance goals include:

•	The employees eligible to receive awards under the 2009 LTIP;
•	A description of the business criteria on which the performance goal is based (performance measures); and
•	The maximum compensation that can be paid to an employee under the performance goal during any specified period (individual award limits).

Shareholder approval of the material terms of the performance goals in the 2009 LTIP will allow the Committee the opportunity to continue to grant Performance-Based Vesting Awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, thereby permitting the Company to claim an income tax deduction for such compensation when it is paid. In addition, while the Company does not presently intend to grant options or SARs, shareholder approval of the Stock Option Limit will allow the Committee to grant options and SARs intended to qualify as “performance-based” compensation under Section 162(m) of the Code. Approval of this Item 4 will constitute approval of the amended 2009 LTIP, and specifically, the material terms of the performance goals in the 2009 LTIP and the Stock Option Limit.

Verizon is not seeking to increase the number of shares authorized for issuance under the 2009 LTIP.

As of March 4, 2013, a total of 11,921,000 shares of common stock were subject to outstanding awards payable in shares granted under the 2009 LTIP, and an additional 103,596,991 shares of common stock were available for new award grants payable in shares under the 2009 LTIP.

If shareholders do not approve this proposal, the current terms of the Performance-Based Vesting Award feature under, and other terms and conditions of, the 2009 LTIP will continue in effect. However, the Company will not grant Performance-Based Vesting Awards after May 2014 or stock options or SARs under the 2009 LTIP that are intended to satisfy the “performance based exception” under Code Section 162(m) unless and until the requisite shareholder approval is obtained in accordance with the provisions of Code Section 162(m).

Description of 2009 LTIP

Overview

The 2009 LTIP provides the framework for all of the Company’s long-term incentive awards, which are based on the Company’s performance over a multi-year cycle. The 2009 LTIP is designed to promote a performance-based culture and link the interests of participants and shareholders.

The principal terms of the 2009 LTIP, as amended, are summarized below. The following summary is qualified in its entirety by the complete text of the 2009 LTIP (as proposed to be amended and restated), which is attached to this proxy statement as Appendix D.

Purpose

The 2009 LTIP is designed to:

•	Promote a performance-based culture that links the interests of participants and shareholders;
•	Motivate participants to continue to create shareholder value over the longer term; and
•	Provide the Company with a variety of compensation tools that it can use to attract and retain the services of participants who make significant contributions to the Company’s success.

Participation and Administration

All employees of Verizon, as well as employees of any entity in which Verizon has an ownership interest of at least fifty percent (50%) or which are otherwise designated by the Committee as participating in the 2009 LTIP, are eligible to be granted awards under the 2009 LTIP. All members of the Board are also eligible to be granted awards under the 2009 LTIP. As of December 31, 2012 approximately 183,400 employees of Verizon and certain related companies and all of Verizon’s non-employee Directors were eligible to receive awards under the 2009 LTIP. In 2012, approximately 2,615 employees (including all of Verizon’s named executive officers) and 12 non-employee Directors who served during 2012 were granted awards under the 2009 LTIP.

Except as noted below, the Committee administers the 2009 LTIP, and it may delegate its authority, subject to any limitations imposed by law or the regulations of any applicable stock exchange. The Committee has delegated certain administrative duties to Verizon’s Executive Vice President and Chief Administrative Officer. The Corporate Governance and Policy Committee of the Board administers the 2009 LTIP with respect to awards granted to Verizon’s non-employee Directors. The administrator of the 2009 LTIP has broad authority under the plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;
•	to determine the terms and conditions of awards in a manner consistent with the plan;
•	to construe and interpret the plan and any award agreement or other agreement or instrument entered into or issued under the plan;
•	to establish, amend or waive rules and regulations for the plan’s administration; and
•	subject to the other provisions of the 2009 LTIP, to amend the terms and conditions of any outstanding award.

All determinations or decisions made by the Board, the Committee or the Corporate Governance and Policy Committee of the Board pursuant to the provisions of the 2009 LTIP are, by the terms of the plan, final, binding and conclusive on all persons.

No Repricing or Reload Options

The 2009 LTIP does not permit any modification of stock options or SARs that would be treated as a repricing without the approval of shareholders. In addition, the 2009 LTIP also prohibits the automatic granting of replacement options upon the exercise of an outstanding grant.

Types of Awards

As described in the Compensation Discussion and Analysis beginning on page 35 of this proxy statement, the Company granted in 2012 long-term incentive awards to employees in the form of performance share units and restricted stock units. Under the 2009 LTIP, the Committee has the authority to grant various types of awards including:

•

Performance Shares and Performance Share Units. These awards are linked to the performance of the Company over a performance cycle designated by the Committee. The initial value of a performance share will be equal to the fair market value of a share of Verizon common stock on the date of grant. The initial value of a performance share unit cannot be less than the fair market value of a share of Verizon common stock on the date of grant. These awards will be paid only if and to the extent that Verizon attains the corresponding performance measures. The Committee will establish the terms, conditions, restrictions and other provisions of each award. Under the 2009 LTIP, awards may be payable in cash, Verizon common stock, or a combination of both, as determined by the Committee.

•

Performance-Based Vesting Awards. Performance shares and performance share units may be granted as Performance-Based Vesting Awards that are intended to satisfy the “performance-based exception” under section 162(m) of the Code. In granting Performance-Based Vesting Awards, the Committee will establish the performance criterion or criteria and target(s) on which performance will be measured to determine the vesting and/or payment of the awards. The Committee will condition the vesting and/or payment of the awards on Company performance measures that are based on one or more of the following: income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per common share); return measures (including, but not limited to, return on assets, investment, equity, or sales); free cash flow; cash flow return on investments (which equals net cash flows divided by owners’ equity); gross revenues; market value added; economic value added; and share price (including, but not limited to, growth measures and total shareholder return or relative growth measures and relative total shareholder return). The performance measures may be applied at the Verizon level, or at a subsidiary or operating unit level. Before any Performance-Based Vesting Award is paid (other than an award based solely on stock price appreciation), the Committee must certify that the applicable performance measure has been achieved.

•

Restricted Stock and Restricted Stock Units. These awards are grants of common stock or stock units that may be forfeited or lapse if one or more of the terms of that award are not met. The initial value of a share of restricted stock will be equal to the fair market value of a share of Verizon common stock on the date of grant. The initial value of a restricted stock unit cannot be less than the fair market value of a share of Verizon common stock on the date of grant. The Committee will determine the terms, conditions, restrictions and other provisions that apply to any award. Restricted stock units may be payable in cash, Verizon common stock, or a combination of both, as determined by the Committee.

•

Stock Options. Each stock option represents the right to purchase a specified number of shares of Verizon common stock at a fixed grant price. That grant price cannot be less than the fair market value of the Verizon common stock on the date of grant. The maximum term of a stock option cannot exceed 10 years from the date of grant. Options will be exercisable only in accordance with terms established by the Committee. The purchase price of an option may be payable in cash, Verizon common stock (valued at fair market value on the day of exercise), or a combination of both. The 2009 LTIP authorizes the Committee to grant nonqualified stock options or grant incentive stock options that comply with the requirements of Section 422(b) of the Code.

•

Other Awards. The Committee also has authority to grant a variety of other types of awards including, but not limited to, SARs or other share equivalents that are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to shares of Verizon common stock. The Committee will determine the terms and conditions of any awards.

Payment of Awards

The Committee will determine whether the awards have been earned and the date on which awards are payable. The Committee may permit or require a participant to defer all or a portion of an award subject to the requirements of Section 409A of the Code.

Limitation on Shares and Awards

The maximum number of shares of Verizon common stock that may be issued pursuant to awards under the 2009 LTIP, as adjusted pursuant to the terms of the 2009 LTIP, equals 119,600,000 shares of Verizon common stock. The Committee believes that this number of shares represents a reasonable amount of potential equity dilution and allows the Company a sufficient reserve of shares to continue awarding equity-based incentives, which are an important component of Verizon’s overall compensation program. Awards granted under the 2009 LTIP that are payable solely in cash in accordance with the terms of the award do not reduce the number of shares available for issuance under the 2009 LTIP. This proposal will not increase the number of shares authorized for issuance under the 2009 LTIP.

As is customary in incentive plans of this nature, if certain events occur, the Committee is required to adjust the number, type and/or price of shares subject to outstanding awards. These events include a stock split, a corporate transaction, including a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, a reorganization, a partial or complete liquidation of the Company, or other similar events. The adjustments are designed to prevent dilution or enhancement of the benefits available under the 2009 LTIP should any of these events occur. Shares will be considered to be issued under the 2009 LTIP at the time awards denominated in shares or units are granted to a participant. However, the number of shares available under the 2009 LTIP will be restored to the extent that (i) stock-based awards are paid in cash, (ii) shares subject to an award are cancelled, terminated or forfeited or shares are subject to a grant that expires, and (iii) a participant pays an option exercise price or tax withholding obligation with previously acquired shares or, in the case of tax withholding, by withholding shares that he or she would otherwise have had the right to acquire on the exercise of such option.

Under the terms of the 2009 LTIP, the maximum aggregate number of shares of Verizon common stock subject to all awards granted to any one participant in a single calendar year may not exceed the lesser of (i) one-half of one percent of the number of shares of Verizon common stock that are issued and outstanding on May 7, 2009 or (ii) 13,500,000 shares. In addition, if shareholders approve this proposal, the 2009 LTIP will include the following Stock Option Limit: the maximum aggregate number of shares of Verizon common stock with respect to which stock options and SARs may be granted to any one participant under the 2009 LTIP in a single calendar year may not exceed the lesser of (i) one-half of one percent of the total number of shares of Verizon common stock that are issued and outstanding on May 7, 2009 or (ii) 13,500,000 shares.

Amendment and Termination of the 2009 LTIP

Unless it is terminated earlier, the 2009 LTIP will remain in effect until all shares subject to the 2009 LTIP have been purchased, acquired or forfeited, and all cash awards have been paid or forfeited, pursuant to the terms and conditions of the 2009 LTIP. However, no awards may be granted after May 7, 2019, which is the tenth anniversary of the effective date of the 2009 LTIP. Prior to that date, the Committee may amend, suspend or terminate the 2009 LTIP in whole or in part. The Committee may not amend the 2009 LTIP without shareholder approval to the extent shareholder approval would be required under any requirement of applicable law or regulation.

“Double-Trigger” Change in Control Provision

The 2009 LTIP provides for a “double-trigger” for the vesting of any outstanding awards following a “change in control” (as defined in the 2009 LTIP). In the event that (i) a change in control occurs and (ii) within 12 months following the occurrence of the change in control, the participant is either involuntarily terminated by the Company without “cause” or the participant leaves his or her position for “good reason” (both of these terms are defined in the applicable award agreement, to the extent applicable to the award), the 2009 LTIP provides that any then outstanding stock options and SARs will become exercisable and all other awards will become vested and will be paid at their targeted award level. However, upon the occurrence of such an event, restricted stock units and performance share units generally will not be paid until their regularly scheduled time under the terms of the applicable award agreement.

Transfer Restrictions

Subject to the provisions of the 2009 LTIP, awards under the plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient.

Severance from Service

The Committee has discretion to determine, with respect to each award granted under the 2009 LTIP, the extent (if any) to which the recipient of the award will have rights with respect to the award following the recipient’s separation from service with Verizon and/or any of its related companies.

Federal Income Tax Considerations

The U.S. federal income tax consequences of the 2009 LTIP under the Code, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2009 LTIP. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe any state, local, or international tax consequences. The federal income tax consequences of any particular award may vary based on the terms and conditions associated with that award.

•

Restricted Stock Units, Performance Share Units and Performance Shares. A participant who has been granted a restricted stock unit, performance share unit or performance share will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction at that time. The participant will have income equal to the amount of cash received when the award is paid and/or the fair market value of the shares at the time they are distributed. The Company will be entitled to claim a corresponding income tax deduction at that time (subject to any limitation under Code Section 162(m) discussed below).

•

Restricted Stock. A participant who has been granted shares of restricted stock will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction, assuming that any restrictions on the participant’s ability to earn such award create a “substantial risk of forfeiture” for federal income tax purposes. When the stock that is the subject of an award vests, the participant will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to claim a corresponding income tax deduction. Gains or losses that the participant realizes upon a subsequent disposition of those shares will be treated as capital gains or losses. Alternatively, a participant may elect under Section 83(b) of the Code to recognize income at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. In that event, the Company will be entitled to claim a corresponding income tax deduction as of the date of grant.

•

Stock Options and SARs. A participant will not recognize any taxable income, and the Company will not be entitled to claim a corresponding income tax deduction, upon the grant of a nonqualified stock option, incentive stock option or SAR under the 2009 LTIP.

If a participant exercises a nonqualified stock option or SAR, he or she will recognize taxable income equal to the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of such nonqualified stock option or SAR. Verizon will be entitled to claim an income tax deduction equal to the amount of taxable income recognized by the participant.

A participant does not recognize taxable income upon the exercise of an incentive stock option. However, the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of the incentive stock option is a tax preference item that must be considered in determining whether the participant is subject to the alternative minimum tax. If the participant does not dispose of the stock acquired through the exercise of an incentive stock option within two years after the date of grant or one year after the exercise date, any taxable income recognized on the date of sale will be subject to tax as a capital gain. If the above holding period requirements are not met, part or all of any income recognized on the date of sale will be subject to tax as ordinary income, and Verizon will be entitled to claim an income tax deduction in an equal amount. An incentive stock option becomes a nonqualified stock option if it is exercised more than three months after the participant has terminated his or her employment with Verizon or 12 months if the termination of employment is due to death or disability.

•

Section 162(m) Deduction Limits. As described above, Section 162(m) of the Code generally provides that a federal income tax deduction is typically not available to Verizon for annual compensation in excess of $1,000,000 paid to each of Verizon’s chief executive officer and the three highest compensated officers (other than the chief financial officer), as determined pursuant to the executive compensation proxy statement disclosure rules in a particular year. However, as outlined above, certain performance-based compensation that satisfies the requirements of the “performance-based exception” under Section 162(m) of the Code is not subject to this limit. The Committee may designate certain awards under the 2009 LTIP as intended to qualify as performance-based compensation for purposes of Code Section 162(m). One of the requirements for Performance-Based Vesting Awards to satisfy the “performance-based exception” under Code Section 162(m) is that the material terms of the performance goals under the 2009 LTIP must be approved by the Company’s shareholders at least every five years. As described above, if shareholders approve this 2009 LTIP proposal, the Performance-Based Vesting Award feature of the 2009 LTIP will be extended through the first annual meeting of Verizon’s shareholders that occurs in 2018. In addition, while the Company does not currently intend to grant stock options and SARs, if shareholders approve this 2009 LTIP Proposal, the Committee will be able to grant stock options and SARs that are intended to qualify under the “performance-based exception.”

Past Grants under the 2009 LTIP

The only awards that have been granted under the 2009 LTIP are performance stock units and restricted stock units to eligible employees and share equivalents to non-employee Directors. No stock options have been granted under the 2009 LTIP, and the Company does not presently intend to grant options under the 2009 LTIP.

Specific Benefits under the 2009 LTIP

The Company has not approved any awards that are conditioned upon shareholder approval of the proposed amendment. The Company is not currently considering any other specific award grants under the 2009 LTIP. If the amendment reflected in this 2009 LTIP proposal had been in effect in fiscal 2012, we expect that Verizon’s award grants made in fiscal 2012 would not have been substantially different from those actually made in that year under the 2009 LTIP. For information regarding stock-based awards granted to Verizon’s named executive officers during 2012, see the discussion under the “Compensation Discussion and Analysis” section of this proxy statement.

The closing market price for a share of the Company’s common stock as of March 4, 2013 was $47.11 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 for (i) all equity compensation plans previously approved by the Company’s shareholders, and (ii) all equity compensation plans not previously approved by the Company’s shareholders. Since May 9, 2009, the Company has only issued awards under the 2009 LTIP, which provides for awards of stock options, restricted stock, restricted stock units, performance stock units and other equity-based hypothetical stock units to employees of Verizon and its subsidiaries. No new awards are permitted to be issued under any other equity compensation plan. In accordance with SEC rules, the table does not include outstanding awards that are payable solely in cash by the terms of the award, and such awards do not reduce the number of shares remaining for issuance under the 2009 LTIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	22,095,525	[1]	$34.69	[2]	100,857,279	[3]
Equity compensation plans not approved by security holders	265,118	[4]	—		—
Total	22,360,643		$34.69		100,857,279

[1]

This amount includes: 3,318,335 shares of common stock subject to outstanding stock options, 18,739,251 shares of common stock subject to outstanding restricted stock units and performance stock units, and 37,939 shares subject to outstanding deferred stock units, in each case including, for awards other than stock options, dividend equivalents accrued on such awards through December 31, 2012. This does not include performance stock units, deferred stock units and deferred share equivalents payable solely in cash. None of the outstanding stock options include tandem dividend equivalent rights.

[2]

This number reflects the weighted average exercise price of outstanding stock options. Verizon’s outstanding restricted stock units, performance stock units and deferred stock units do not have exercise prices associated with the settlement of these awards.

[3]	This number reflects the number of shares of common stock that remained available for future issuance under the 2009 LTIP.
[4]

This number reflects shares subject to deferred stock units credited to the Verizon Income Deferral Plan, which were awarded in 2002 under the Verizon Communications Broad-Based Incentive Plan. No new awards are permitted to be issued under this plan.

The Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

(Items 5 – 10 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 5 on Proxy Card:

Trillium Asset Management LLC, 711 Atlantic Avenue, Boston, Massachusetts 02111, as representative of Margot Cheel, owner of 750 shares of the Company’s common stock, and The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, owner of 5,159 shares of the Company’s common stock, as co-sponsors, propose the following:

Wireless Network Neutrality

Whereas,

Wireless communications are critical to Verizon. In 2011 wireless constituted almost two-thirds of total revenue, with wireless data revenue growing 21 percent on an annual basis.

A critical factor in this growth has been the open (non-discriminatory) architecture of the Internet. Non discrimination principles are commonly referred to as “network neutrality” and seek to ensure equal access and non-discriminatory treatment for all content.

We believe open Internet policies help drive the economy, encourage innovation and reward investors. Network neutrality principles may help Verizon financially by bringing new products to its platform, attracting customers and creating opportunities to share revenue with developers.

An open Internet also has particular importance for minority and economically disadvantaged communities, which rely on wireless more than other demographic groups. According to Colorofchange.org, an organization representing African Americans, “The digital freedoms at stake are a 21st century civil rights issue.”

Verizon’s stated policies for customers who access the Internet via wireless devices are markedly different from those for customers who access the Internet via wired networks.

For example, on its web site the Company offers customers who gain Internet access via its wired network a “commitment” which includes: “We will not prevent you or other users of our service from sending and receiving the lawful content of your choice; running lawful applications and using lawful services of your choice..” and “We will disclose the types of practices that we use to manage our network...”

Wireless customers, however, are given no such assurances. The Company tells wireless customers: “We will continue to disclose accurate and relevant information in plain language about the characteristics and capabilities of our service offerings so you and other users of our service can make informed choices.”

As investors, we are deeply concerned about this disparity in principles, policies and practices. In light of potential reputational, regulatory, and legislative risk related to Verizon’s network management practices and the issue of network neutrality, this disparity is troubling.

There may also be reputational and commercial risk in not providing customers with evidence of open Internet policies. On its public policy blog, a Verizon executive describes a high level of competition in the wireless market and says consumers “can vote with their feet if they want to” by choosing another wireless provider.

Resolved: Shareholders request that the Board of Directors report by October 2013 (at reasonable cost; omitting proprietary and confidential information; and not conceding or forfeiting any issue in litigation) how Verizon is responding to regulatory, competitive, legislative and public pressure to ensure that its network management policies and practices support network neutrality, an Open Internet and the social values described above.

Supporting Statement

We are not seeking a report on legal compliance or the details of network management. Rather, we seek to ensure that shareholders have sufficient information to evaluate how Verizon manages this significant policy challenge — how it takes into account that network management decisions could potentially affect future regulatory developments.

BOARD OF DIRECTORS’ POSITION

Verizon has been a leader among Internet providers in supporting an open and vibrant Internet. Even before the Federal Communications Commission adopted net neutrality rules, Verizon published on its website a commitment to its broadband Internet access customers to enable consumers to benefit from its networks and the open Internet. In addition, Verizon has taken affirmative steps to encourage the development of a wide range of devices and applications to promote customers’ ability to access and use the Internet in the manner of their choosing.

In addition to running our networks and developing products to provide access to the open Internet for tens of millions of people, Verizon has been at the forefront of the development of policies that seek to establish a robust, level and dynamic playing field for all participants in the broader ecosystem that supports the vitality of the Internet. As a leader in developing an open architecture for the access to and use of the Internet, the Company’s position on all aspects of the “network neutrality” debate has been consistently and publicly conveyed in the mainstream and industry-related media, through online and traditional publications, in the development of technology standards, through legislative and agency fact-finding processes and in applicable agency and court filings, to name but a few of the forums in which Verizon participates.

In view of the extensive information that Verizon makes available about its approach to the public policy issues associated with network management, the Internet and network neutrality, the Board believes that the report requested by the proposal would provide no additional meaningful information to shareholders and would be a waste of corporate resources.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 6 on Proxy Card:

AFSCME Employees Pension Plan, 1625 L Street N.W., Washington, DC 20036, owner of 20,659 shares of the Company’s common stock, Congregation of the Sisters of Charity of the Incarnate Word, San Antonio, 4503 Broadway, San Antonio, Texas 78209, owner of 2,650 shares of the Company’s common stock, The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017, owner of 100 shares of the Company’s common stock, and Domini Social Investments, 532 Broadway, 9th Floor, New York, New York, 10012, owner of 501,563 shares of the Company’s common stock, as co-filers, propose the following:

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Verizon Communications Inc. (“Verizon”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Verizon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Verizon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Verizon sits on the board of the Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012). In 2010 and 2011, the Chamber spent $198 million on lobbying. Verizon does not disclose its trade association payments or the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to Verizon’s long-term interests.

Verizon spent approximately $32.5 million in 2010 and 2011 on direct federal lobbying activities (Senate reports). In 2011, Verizon also spent at least $3,307,861 in 10 states that require lobbying disclosure (according to state disclosure reports). These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation in states that do not require disclosure. And Verizon does not disclose membership in or payments to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

BOARD OF DIRECTORS’ POSITION

Verizon engages in advocacy at the federal and state levels in order to promote the interests of the Company and its shareholders. The Company’s lobbying activities are already subject to an extensive framework of laws, public disclosure, and internal oversight. The additional disclosures required by the proposal would provide little or no value to shareholders while imposing significant administrative burdens on the Company.

Verizon already complies fully with all laws governing its lobbying activities, which require it to make extensive public disclosures about those activities. At the federal level, Verizon files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, the entities it lobbied, and the subject matters upon which it lobbied. Any lobbying firms hired by Verizon file similar reports. In addition, Verizon files public semiannual reports disclosing certain political contributions and honorary payments made by the Company or its federal political action committee. Each of Verizon’s in-house and external lobbyists file similar reports disclosing personal contributions and payments. Finally, Verizon belongs to a number of trade associations which are registered under the Lobbying Disclosure Act, and which file their own lobbying reports. These reports disclose the trade association’s own lobbying activities, and to the extent the trade associations have members who contribute more than $5,000 per quarter to the association and who actively participate in the planning, supervision, or control of the association’s lobbying activities, those members are identified on the association’s lobbying reports. Verizon also files extensive lobbying disclosure reports as required by state law.

Verizon’s lobbying activities are subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. The Code of Conduct requires that all lobbying activities on behalf of the Company be authorized by public policy or legal personnel. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Because Verizon is already subject to extensive reporting requirements regarding its lobbying activities and has strong internal controls to ensure that any lobbying activity is conducted in accordance with the law and in furtherance of the Company’s and its shareholders’ interests, the Board does not believe that the additional requested disclosure would be valuable to shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 7 on Proxy Card:

C. William Jones, 1 Muirfield Court, Frisco, Texas 75034, owner of 126 shares of the Company’s common stock, proposes the following:

Resolved:    The shareholders of Verizon hereby ask our Board of Directors to adopt a “proxy access” bylaw, with conforming amendments to related bylaws, that require Verizon to include in any proxy materials prepared for a shareholder meeting at which directors will be elected, the name, Disclosure and Statement (as defined herein) of any person nominated for election to the Board by a shareholder or group thereof (the “Nominator”) that meets the criteria set out below. Verizon shall allow shareholders to vote on such nominee(s) on Verizon’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 20 percent of the number of directors then serving. This bylaw should provide that a Nominator must:

(a) Have beneficially owned 3% or more of Verizon’s outstanding common stock continuously for at least three years before the nomination is submitted;

(b) Give Verizon written notice within the time period identified in Verizon’s bylaws, of information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including his or her consent to being named in the proxy materials, to serving as a director if elected, and to public disclosure of data required by Verizon’s bylaws; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

(c) Certify that (i) it assumes liability stemming from any legal violation arising out of the Nominator’s communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable legal requirements in its own soliciting material; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Verizon.

The Nominator may submit with the Disclosure a supporting statement not exceeding 500 words (the “Statement”). The Board shall adopt procedures for timely resolving disputes over whether the notice of a nomination, Disclosure and Statement satisfy the bylaw and any applicable regulations, and the priority to be given to multiple nominations exceeding the 20 percent limit.

Supporting Statement

We believe long-term Verizon owners should have a meaningful voice in electing directors.

The process proposed here adopts the strict 3% and 3-year eligibility threshold the SEC adopted in its now-vacated 2010 proxy access rule.

The 20% limit on shareholder-nominated candidates will prevent abuse, we believe, and is the limit Hewlett-Packard agreed to put before shareholders in 2013 with a recommended “yes” vote.

The need for enhanced accountability at Verizon is compelling in our view:

•	Verizon’s Performance Stock Unit program provides significant payouts (50% of target) for below-median performance and even if total shareholder return is negative.
•

The Board opposed shareholder resolutions in 2012 that proposed a 15% threshold to call special meetings and the right to act by written consent, reforms receiving 46.8% and 43.2% support, respectively.

•	Over 10% of votes were cast “against” re-electing the Board Compensation Committee chairman in 2012 and 2011.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Board believes that the need for “proxy access” should be evaluated in the context of Verizon’s overall corporate governance practices that provide shareholders with the opportunity to have meaningful input into the director nomination and election process and ensure that the Board has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the best interests of all shareholders. Given Verizon’s overall governance structure, the Board believes that the proposed proxy access regime is unnecessary and would decrease the effectiveness of the Board.

The Board believes that its current director nomination process in which the Corporate Governance and Policy Committee evaluates all nominees, including individuals recommended by shareholders, is the most appropriate process to ensure that only the highest quality Director candidates are nominated for election. The Committee, which is comprised of independent Directors who owe fiduciary duties to act in the best interests of all shareholders, is in the best position to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of the Board and who are free from conflicts of interest and will represent the interests of all shareholders and not just those with special interests. As part of its evaluation of each candidate, the Committee takes into account how that candidate’s background experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Candidates identified by the Committee are elected in accordance with corporate governance requirements adopted to ensure that all Directors remain accountable to shareholders. These include a majority voting requirement for the election of Directors and a requirement that all Directors stand for reelection annually. Since the Committee annually considers nominees recommended by shareholders and there is an annual election for all Directors, the Board believes that all of Verizon’s Directors are fully accountable to shareholders and that shareholders have meaningful ways to address Board composition.

A proxy access regime, when coupled with annual elections of all Directors, could turn each year’s annual meeting into a free-for-all contested election. The Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also encourage a short-term focus to the management of the business that would not be in the interests of Verizon’s shareholders. Encouraging short-termism and distracting the Board and management from their responsibilities are very high costs to pay for a regime for which there is not a demonstrated need.

The Board strongly disagrees with the proponent’s allegation that there is a need for enhanced accountability at Verizon. Notably, the proponent does not allege that any nominee proposed to the Committee has ever failed to receive due consideration and does not allege any other governance failings. Contrary to the proponent’s allegation, the Board has consistently demonstrated its accountability and responsiveness to shareholders by adopting robust director independence standards and limitations on service on other boards, implementing majority voting for the election of directors, implementing a shareholder advisory vote on executive compensation before it was required to do so and providing shareholders with the right to call special meetings.

The Board believes that the adoption of a “proxy access” bylaw is not in the best interests of Verizon or its shareholders because a proxy access regime could disrupt the Company’s existing, effective corporate governance regime and result in a less effective Board that includes less independent and qualified individuals.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 8 on Proxy Card:

Jack K. and Ilene Cohen, 3354 Curry Street, Yorktown Heights, New York 10598, owners of 664 shares of the Company’s common stock, propose the following:

Resolved:    Verizon shareholders urge our Board of Directors to seek shareholder approval of any senior executive officer’s new or renewed compensation package that provides for severance or termination payments with an estimated total value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include any cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Such payments include those provided under employment agreements, severance plans, change-in-control clauses in long-term equity or other compensation plans, and agreements renewing, modifying or extending any such agreement or plan.

“Total value” of these payments includes: lump-sum payments; payments offsetting tax liabilities; post-employment perquisites or benefits that are not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and any equity awards as to which the executive’s vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Supporting Statement

We believe that requiring shareholder ratification of “golden parachute” severance packages with a total cost equal to or exceeding three times an executive’s base salary plus target bonus will provide valuable feedback, encourage restraint, and strengthen the hand of the Board’s compensation committee.

According to the 2012 Proxy (page 56), if CEO Lowell McAdam is terminated without cause in the 12 months following a change in control, he could receive an estimated $34.8 million, more than nine times his 2011 base salary plus short-term bonus.

McAdam could receive a similar payout as a result of any involuntary termination without cause, or due to his disability or death.

Similarly, Executive Vice President Daniel Mead could receive an estimated $11.8 million (eight times base salary plus bonus) if he is terminated without cause, or due to disability, death or even voluntary retirement (Proxy, pp. 53, 56).

The 2012 Proxy also discloses that former CEO Ivan Seidenberg “became entitled to receive upon his retirement” $35.3 million in termination payments- over six times his 2011 base salary plus short-term bonus.

The estimated payments to McAdam, Mead and Seidenberg are in addition to their pension and nonqualified deferred compensation plans, which pay millions more.

The majority of termination payments result from the accelerated vesting of outstanding Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). This practice effectively waives performance conditions that justify Verizon’s annual grants of “performance-based” restricted stock to senior executives, in our view.

Years ago Verizon’s Board adopted a policy requiring shareholder approval of new severance agreements with a value exceeding 2.99 times base salary plus bonus, excluding equity awards. We believe that policy should be updated to include the full value of termination payments, including the estimated value of accelerated vesting of RSUs and PSUs that otherwise would not have been earned or vested until after the executive’s termination.

Please VOTE FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board of Directors believes that maintaining a competitive level of separation benefits is an important part of an overall program designed to attract, retain and motivate the highest quality management team. At the same time, the Committee supports reasonable and appropriate limits on severance payments and already has in place a policy requiring the Company to obtain shareholder ratification of any new employment agreement or severance agreement with an executive officer that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

The proponent’s policy would unnecessarily significantly expand Verizon’s existing policy by including the value of outstanding equity awards and each benefit or amount that could be paid out on a termination of employment for any reason. The Committee strongly believes that it would be inappropriate to include these benefits in the severance calculation, because they are not payable under the terms of any severance plan or employment agreement, but are earned by the executives in the course of their employment.

Furthermore, the Committee disagrees with the proponent’s characterization of the nature of the amounts payable under outstanding long-term incentive awards as severance payments, when they represent equity awards provided to and earned by the executive officer in the course of his or her employment. Under the terms of Verizon’s long-term incentive awards, if an employee’s employment is terminated without cause, or upon the employee’s death, disability or qualifying retirement, the awards remain outstanding and become payable, if at all, on the regularly scheduled payment date. In the case of performance stock unit awards, the awards are only paid if, and only to the extent that, the applicable performance criteria are satisfied at the end of the three-year performance cycle. It is important to note that the award payments are not a windfall – they are not accelerated or increased on the employee’s termination – nor, as the proponent asserts, are the performance conditions “effectively waive[d].”

The Committee believes that the proposed policy would effectively subject all of Verizon’s executive compensation arrangements to a binding shareholder vote on an annual basis, which would be in addition to the annual say on pay advisory vote that Verizon has been providing shareholders since 2009. As a result, the Committee strongly believes that the proposal could have a significant adverse effect on Verizon’s ability to recruit and retain leadership talent because the annual equity grants that comprise a significant portion of an executive’s annual compensation and represent an important part of our pay-for-performance objective would be subject to uncertainty for an extended period of time pending the shareholder vote. Accordingly, the Committee firmly believes that the Proposal is not in the best interests of Verizon and its shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 9 on Proxy Card:

Kenneth Steiner, 14 Stoner Avenue, Apt. 2M, Great Neck, New York 11021, owner of 2,140 shares of the Company’s common stock, proposes the following:

9-Special Shareowner Meeting Right

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2005 with “High Governance Risk” and “Very High Concern” in Executive Pay-$26 million for our former CEO Ivan Seidenberg.

Mr. Seidenberg was entitled to payments of $33 million related to RSU and PSU pay given in 2010 and 2011, nearly $2 million in life insurance, and $10,000 for financial planning. Indeed, Mr. Seidenberg will need extra money for financial planning because he has nearly $68 million in non-qualified deferred pay plans, $3 million in accumulated pension benefits, and $20 million realized on the vesting of 498,000 stock awards. This totaled $126 million.

GMI said Lowell McAdam, our new CEO, received a special one-time equity payment related to his promotion consisting of 70% performance share units worth $7 million based on average annual ROE over a five-year period and 30% restricted stock units worth $3 million that simply vest over time. This was in addition to $5.25 million in PSUs and $3.5 million from the annual equity grant awarded earlier in the year. Mr. McAdam also had a potential $32 million entitlement for a change in control.

This proposal topic might have received our majority vote in 2012 had our directors refrained from making it more difficult to vote for shareholder proposals than to vote against them and had our directors refrained from instigated their costly extra solicitation for negative votes. In other words this proposal topic might have received our majority vote had there been a level playing field.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Special Shareowner Meeting Right – Proposal 9

BOARD OF DIRECTORS’ POSITION

Verizon’s Board of Directors has carefully considered this issue in each of the past five years. The Board continues to believe that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. There are only limited circumstances under which a special meeting requested in accordance with the bylaws would not occur, each of which is designed to prevent a costly meeting that is unnecessary because the proposed business is not a proper subject for shareholder action under Delaware law or because shareholders have recently had or will soon have an opportunity to address the issue.

A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The Board firmly believes that the ownership thresholds and the common sense safeguards contained in Verizon’s current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 10 on Proxy Card:

William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, owner of 300 shares of the Company’s common stock, proposes the following:

Proposal 10 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, has rated our company “D” continuously since 2005 with “High Governance Risk” and “Very High Concern” in Executive Pay-$26 million for our former CEO Ivan Seidenberg.

Directors Sandra Moose, Richard Carrion, Hugh Price and Joseph Neubauer each had 12 to 17 years long-tenure. GMI said long-tenured directors can often form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. Ms. Moose was also our Lead Director, a position which demands greater independence. Mr. Carrion was also a CEO who was furthermore on our executive pay committee along with another CEO, Clarence Otis, who was further over-extended with seats on the boards of 3 major companies. Mr. Otis also had a seat on our audit committee. Long-tenured directors also chaired our executive pay and nomination committees. In fact Mr. Neubauer, the chair of our executive pay committee, received our highest negative votes.

Shareholder support for 2012 shareholder proposals would have been higher had our directors refrained from making it easier to vote against shareholder proposals than to vote for them and had our directors not instigated a costly extra solicitation for negative votes.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Right to Act by Written Consent – Proposal 10

BOARD OF DIRECTORS’ POSITION

The Board of Directors has carefully considered the arguments put forth in support of this proposal and continues to believe that adoption of the proposal is not in the best interests of all shareholders. Action by written consent can result in certain shareholders being denied the ability to vote or otherwise have a say on proposed corporate action. The Board strongly believes that shareholder democracy can best be assured by shareholder action being taken at an appropriately called annual or special meeting of shareholders. Shareholder meetings provide the best opportunity for discussion and interaction among the Company’s stakeholders so that all points of view may be considered prior to a vote.

The Board also opposes this proposal because action by written consent can occur with little or no advance notice to the Company, minority shareholders and the market. As a result, the Board may not have a meaningful opportunity to consider the merits of the proposed action, to consider alternative courses of action or to communicate its views to shareholders. For example, hostile or insurgent shareholders have relied on consent solicitations as a coercive tool to threaten or fundamentally change companies without providing all shareholders with notice or an opportunity to be engaged in the consideration of such changes at a shareholders meeting.

The Board believes that adoption of this proposal is unnecessary in the context of Verizon’s overall corporate governance. Verizon’s shareholders have the ability to raise important matters outside of the annual meeting cycle. Any shareholder owning at least 10%, or any group owning 25%, of Verizon’s common stock has the right to call a special meeting of shareholders. As a result, shareholders holding far fewer shares than the majority contemplated by the proposal already have the ability to cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management.

The Verizon Board has consistently demonstrated its willingness to listen to and constructively respond to shareholder concerns. As a result, the Board believes that a proposal that seeks to remove the Board and minority shareholders from the process of considering important corporate matters is not in the best interests of all shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

Melanie L. Healey

M. Frances Keeth

Robert W. Lane

Clarence Otis, Jr.

Dated: March 8, 2013

Compensation Discussion and Analysis

The Human Resources Committee oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout this discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

For 2012, Verizon’s named executive officers were:

Lowell C. McAdam	Chairman and Chief Executive Officer
Daniel S. Mead	Executive Vice President and President and Chief Executive Officer – Verizon Wireless Joint Venture
Francis J. Shammo	Executive Vice President and Chief Financial Officer
John G. Stratton	Executive Vice President and President – Verizon Enterprise
Randal S. Milch	Executive Vice President and General Counsel*

*	Effective January 1, 2013, Mr. Milch was appointed Executive Vice President – Public Policy and General Counsel.

Executive Summary

Summary of 2012 Results

In 2012, Verizon produced generally strong results. These included:

Performance Metric[1]	2012 Result	Change from 2011
Adjusted EPS	$2.24	4.2%
Total Revenue	$115.8B	4.5%
Free Cash Flow	$15.3B	13.1%
Return on Equity	17.1%	167bps

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures can be found in Appendix C to this proxy statement.

The chart below reflects how $100 invested in Verizon stock on December 31, 2007 would have grown to $140.15 on December 31, 2012, with dividends reinvested quarterly. It also shows how $100 invested in the Related Dow Peers* and $100 invested in the S&P 500 Index on December 31, 2007, with dividends reinvested, would have grown over the same five-year period.

Comparison of Five-Year Cumulative Total Shareholder Return

*	Total shareholder return based on equal weighting methodology.

Summary of Key 2012 Compensation Decisions

Based on Verizon’s business strategy and accomplishments in 2012, the Committee made the following key compensation decisions in 2012:

2012 Base Salary	After considering competitive peer pay practices, the Committee approved base salary increases of 10.3% for Mr. Mead, 3.7% for Mr. Shammo and 4.0% for Mr. Milch. In addition, in recognition of Mr. Stratton’s promotion to Executive Vice President and President – Verizon Enterprise, the Committee increased Mr. Stratton’s base salary by 12.5%. Mr. McAdam did not receive a base salary increase in 2012.

2012 Short-Term Incentive Awards

In connection with the Committee’s review of competitive peer pay practices and to provide executives with additional focus and incentives to drive year-over-year growth and profitability, and further strengthen the relationship between pay and performance, the Committee expanded the payout range of the short-term incentive program for 2012 by decreasing the potential payout amount at threshold performance from 67% to 50% of target and by increasing the potential payout amount at maximum performance from 133% to 150% of target.

Also, in connection with its review of competitive peer pay practices, the Committee modified the short-term target incentive opportunity (which is expressed as a percentage of base salary levels) by reducing the target percentage for the named executive officers other than the CEO from 112.5% to 110% and increasing the target percentage for the CEO from 187.5% to 250%.

Based on the Company’s performance against the measures the Committee established at the beginning of the year, each of the participants in the short-term incentive plan, including the named executive officers, received a 2012 short-term incentive award paid at 90% of its targeted level.

2012-2014 Long-Term Incentive Awards

In prior years, the long-term incentives awarded to the named executive officers as part of the annual equity grant consisted of performance stock units (referred to as PSUs) that vest based on Verizon’s relative Total Shareholder Return (TSR) during the three-year performance cycle and restricted stock units (referred to as RSUs). The 2012 awards again consisted of PSUs and RSUs. However, for the 2012 award, the Committee made the following changes to the design of the PSUs to more closely align with Verizon’s business strategy and drive shareholder value:

•       Added a three-year cumulative free cash flow metric;

•       Lowered the percent of the PSU awards that vest at the threshold TSR performance level from 50% to 32% of target while continuing to pay less than 100% for median TSR performance; and

•       Changed the TSR vesting scale so that each incremental percentage of achievement between the threshold and maximum performance levels results in a corresponding change in the percent of the PSU awards that vest.

2010-2012 Long-Term Incentives Earned	The Company’s TSR for the 2010-2012 performance cycle ranked 3rd, or at the 94th percentile among the members of the Related Dow Peers as constituted on the date the grant was made. As a result of this achievement, each of the participants in the long-term incentive plan, including the named executive officers, vested in 200% of the number of PSUs that were granted to them, plus dividend equivalents credited pursuant to the terms of the award.

Mr. McAdam’s 2009 Special Succession Planning PSU Award Earned	In December 2009, the Committee granted Mr. McAdam a special PSU award in connection with the Board’s long-term succession planning efforts, which consisted of PSUs that would vest based on the Company’s return on equity during the three-year performance period ending December 31, 2012. Based on the Company’s performance against the award’s performance measures, Mr. McAdam vested in 136% of the number of PSUs granted to him, plus dividend equivalents credited pursuant to the terms of the award. The PSUs were settled in shares, and Mr. McAdam must hold the shares he received for two years.

Summary of Executive Compensation Program and Practices

Our commitment to following industry-leading compensation and governance practices is reflected in the design of our compensation program. Some of these elements include:

Pay-for-Performance

Approximately 90% of our named executive officers’ annual total compensation opportunity is variable, at risk and incentive-based. The primary components of our executive compensation program and their approximate percentage of the total compensation opportunity are as follows:

•        10% fixed pay – annual cash base salary

•        90% variable, performance-based pay – comprised of an annual cash incentive based on achievement of pre-established performance goals and a long-term incentive in the form of an equity-based award that vests after three years and is composed of PSUs and RSUs

Benchmarking Total Compensation	The Committee benchmarks each executive’s total compensation opportunity against a single peer group, referred to as the Related Dow Peers and described beginning on page 38 and in Appendix B. The Committee references the 50th percentile of the Related Dow Peers for total compensation opportunity, with additional consideration given to the tenure and overall level of responsibility of a particular executive. For these purposes, total compensation opportunity consists of the named executive officer’s base salary, targeted annual short-term incentive level and targeted long-term incentive level.

Compensation Best Practices

The Committee regularly considers competitive market trends and seeks to understand the views of shareholders when considering changes to existing policies. As a result of this process, the Committee has been a leader in adopting many best practices over the years, including:

•        Holding advisory votes on executive compensation beginning in 2009;

•        Maintaining a “claw back” policy to recapture and cancel incentive payments received by executives who engage in financial misconduct;

•       Settling RSUs and special succession-related awards in shares; and

•       Requiring the CEO to maintain share ownership equal to at least seven times his base salary and requiring the other named executive officers to maintain share ownership equal to at least four times their base salaries.

In addition, as a result of the Committee’s consideration of plan terms and components over the years, Verizon’s executive compensation program has:

•        No guaranteed pension and supplemental retirement benefits;

•        No Section 280G and other tax gross-ups;

•        No executive employment agreements;

•        No cash severance benefits for the CEO; and

•        No single-trigger change in control equity payments.

Evaluation of Potential Linkage between Compensation and Risk Taking	When reviewing the compensation program and the performance metrics used under the program, the Committee considers the impact of the compensation program on the Company’s risk profile. The Committee believes that Verizon’s compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward consistent with the Company’s enterprise business risk management efforts.

Shareholder Outreach Program	At the request of the Committee, management and the Committee’s compensation consultant, Pearl Meyer & Partners (the Consultant), engage in a semiannual shareholder outreach program with certain institutional investors to discuss the design and operation of Verizon’s executive compensation program. Management and the Consultant provide a report to the Committee on the results of that outreach. The Committee believes this program provides opportunities for shareholders to provide input on Verizon’s executive compensation program and policies in addition to the annual say-on-pay vote.

The Role of Shareholder Say-on-Pay Votes and Shareholder Outreach

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (say-on-pay). At the Company’s Annual Meeting of Shareholders held in May 2012, approximately 87% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation.

Based on the shareholders’ strong support for the Company’s say-on-pay proposal in 2012 as well as in each of the preceding years that a say-on-pay vote has been held and the discussions with the Company’s investors during the semiannual shareholder outreach program described above, the Company did not make fundamental changes to its approach to executive compensation in 2012. However, the Committee noted that during the Company’s ongoing dialogue, certain of our shareholders expressed support for having a second, long-term financial performance metric for our PSU awards, in addition to the comparative TSR measure. The Committee took these views into account, along with its desire to further align the vesting of the PSUs with the successful achievement of our strategic goals, when it approved the addition of a free cash flow metric to the PSU awards in 2012.

Role of Benchmarking and Peer Group Selection

The Committee believes that it is appropriate to use the same peer group to benchmark executive pay opportunities and to evaluate Verizon’s relative stock performance under its long-term incentive plan. For this purpose, the Committee uses a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest industry competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers. The Committee believes that this group of companies, comprised of similarly-sized companies based on market capitalization, net income, revenue and total employees that are included in an established and recognizable index, as well as Verizon’s four largest industry competitors, is appropriate for the dual purpose of benchmarking executive pay opportunities and evaluating relative stock performance under the long-term incentive plan, because the companies in the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. Moreover, this peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. For this reason, the Committee believes that the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program.

To determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity – which represents the aggregate total amount of the executive’s base salary and target award amounts under the short-term and long-term incentive plans – to the total compensation opportunities for executives in comparable positions at peer companies. The Committee generally references the 50th percentile of the Related Dow Peers for total compensation opportunity, although the total compensation opportunity may be above or below the 50th percentile depending upon the tenure and overall level of responsibility of a particular executive. The Committee believes that this is an appropriate targeted level of total compensation opportunity because of Verizon’s emphasis on performance-based incentive pay, Verizon’s size relative to the Related Dow Peers and the fact that, unlike many of the companies in the Related Dow Peers, Verizon has eliminated certain fixed pay elements, including guaranteed defined benefit pension and supplemental pension benefits. Actual total compensation may fall above or below the targeted percentile based on annual and long-term performance results.

Appendix B to this proxy statement includes a chart that lists the companies included in the Related Dow Peers for 2012 compensation purposes, their market capitalization as of December 31, 2012, as reported by Bloomberg, and their net income attributable to the company, revenue and total number of employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Compensation Objectives and Elements of Compensation

Compensation Objectives

The primary objectives of Verizon’s compensation program are to:

•	Align executives’ and shareholders’ interests through the use of performance-based compensation; and
•	Attract, retain and motivate high-performing executives.

To promote a performance-based culture that further links the interests of management and shareholders, the Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. As detailed below under “Elements of Compensation,” the largest portion of our executives’ total compensation opportunity is based on performance against challenging pre-established metrics, while fixed compensation in the form of base salary constitutes only a relatively small percentage of each executive’s total compensation opportunity. In addition, our executive compensation program does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the mix of incentive pay used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To help ensure that the interests of executives remain closely aligned with the interests of shareholders, target long-term compensation opportunities represent more than three times the target compensation opportunities related to short-term performance.

Additionally, to attract and retain executives, the Company’s compensation program is designed to provide competitive compensation opportunities, which are established by referencing the 50th percentile of the total compensation opportunities for comparable positions in the Related Dow Peers. The program also features three-year long-term incentive awards, including RSUs that vest based on the executive’s continued employment through the end of the three-year performance cycle, and PSUs subject to both performance-based and time-based vesting requirements, to encourage high-performing executives to remain with the Company.

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the principal elements of Verizon’s executive compensation program.

Pay Element	Characteristics	Primary Objective
Base salary	Annual fixed cash compensation	Attract and compensate high-performing and experienced executives
Short-term incentive opportunity (STI)	Annual variable cash compensation based on the achievement of annual performance measures	Incentivize executives to achieve challenging short-term performance measures
Long-term incentive opportunity (LTI)	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	Align executives’ interests with those of shareholders to grow long-term value and retain executives

As discussed above, the Committee references the 50th percentile of the Related Dow Peers to benchmark the total compensation opportunity of each of our named executive officers. However, the Committee does not benchmark each element of a named executive officer’s total compensation opportunity. Instead, consistent with the Committee’s emphasis on a performance-based culture, the Committee has determined that a substantial majority of each named executive officer’s total compensation opportunity should be variable and performance-based. Accordingly, the Committee determined in its business judgment to allocate approximately 10% of each executive’s total compensation opportunity in the form of base salary, approximately 15% to 25% in the form of short-term incentive, and approximately 65% to 75% in the form of long-term incentive.

The following chart illustrates the approximate allocation of the named executive officers’ total compensation opportunity for 2012 between elements that are variable, performance-based and fixed pay:

The named executive officers are also eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees, as well as certain other benefits that are described under “Other Elements of the Total Compensation Program” beginning on page 47.

2012 Annual Base Salary

To determine an executive’s base salary, the Committee, in consultation with the Consultant, reviews the competitive pay practices of the Related Dow Peers for comparable positions and considers the scope of the executive’s responsibility and experience. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. The Committee also discusses its assessment of the other named executive officers with the CEO. Based on its assessment, the Committee approved a base salary increase in 2012 of 10.3% for Mr. Mead, 3.7% for Mr. Shammo and 4.0% for Mr. Milch. In addition, in recognition of Mr. Stratton’s promotion to Executive Vice President and President – Verizon Enterprise, effective January 1, 2012, the Committee increased Mr. Stratton’s base salary by 12.5%. The base salary levels of Messrs. Mead, Shammo, Milch and Stratton were adjusted to reflect that approximately 10% of their total compensation opportunity would be in the form of base salary, with the total compensation opportunity for each of them benchmarked at approximately the 50th percentile for similar positions within the Related Dow Peers. Applying this same methodology, the Committee determined that no adjustment was required to Mr. McAdam’s base salary in 2012.

2012 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary. The applicable percentage for each named executive officer is based on the scope of the executive’s responsibilities and on the competitive pay practices of the Related Dow Peers for comparable positions. These award opportunities are established at threshold, target and maximum levels. For 2012, to provide executives with additional focus and incentives to drive year-over-year growth and profitability, the Committee expanded the payout range of the Short-Term Plan award opportunities by decreasing the award opportunity at the threshold level from 67% to 50% of target and by increasing the award opportunity at the maximum level from 133% to 150% of target. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 53.

The following chart shows the 2012 Short-Term Plan target award opportunity for each of the named executive officers.

Named Executive Officer	2012 Short-Term Plan Target Award Opportunity ($)
Mr. McAdam	3,500,000
Mr. Mead	880,000
Mr. Shammo	770,000
Mr. Stratton	742,500
Mr. Milch	715,000

Mr. McAdam’s 2012 target award opportunity was increased from 187.5% to 250% of his base salary. In addition, in connection with the modification of the payout range of the Short-Term Plan award opportunities and the changes made to their base salaries in 2012, the 2012 target award opportunity of our named executive officers other than the CEO was decreased from 112.5% to 110% of their respective base salaries. The Committee determined that these adjustments were appropriate so that each executive’s target annual short-term incentive would fall within a range of approximately 15% to 25% of the executive’s benchmarked total compensation opportunity. Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee at the beginning of the year.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to help ensure that the program design appropriately incentivizes executives to achieve challenging financial and operational performance goals. In the first quarter of 2012, the Committee reviewed and approved the following annual financial and operating performance measures for all corporate executives, including the named executive officers, and ascribed to each the weighting shown below as the percentage of the total Short-Term Plan award opportunity at target level performance.

Consistent with 2011, the Committee based the Short-Term Plan award opportunities for all corporate executives, including the named executive officers, primarily on three Company-wide financial performance measures, as determined by specific goals for adjusted EPS, revenue and free cash flow. These three measures were selected to reflect the Company’s strategic goals of encouraging profitable operations, overall growth in the Company and efficient use of capital. The Committee believes that these performance measures are appropriate to incentivize the Company’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders.

Adjusted EPS.  The Committee views adjusted EPS as an important indicator of Verizon’s success. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan, because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance and is a clearly defined indicator of the Company’s profitability. Adjusted EPS excludes non-recurring and non-operational items, including but not limited to impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, the net impact of pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, adjusted EPS is not positively or negatively impacted from period to period by these types of items, so the Committee believes it better reflects the relative success of the Company’s ongoing business.

Revenue.  The Committee also views achievement of consolidated total revenue goals as an important indicator of the Company’s growth and success in managing its capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets.

Free Cash Flow.  The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value, because investors often consider free cash flow as part of their equity valuation models. Free cash flow is determined by subtracting capital expenditures from cash flow from operations. The Committee believes that this type of cash flow measure is relevant for Verizon because Verizon’s businesses require significant capital investment, and the level of free cash flow reflects how efficiently a business is managing its capital expenditures. Free cash flow also provides an indication of the amount of cash that the Company has available to return to shareholders in the form of dividends and to reduce its outstanding debt, which is an important financial goal.

Diversity.  The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2012 performance measures also include a diversity measure. For 2012, the Committee determined that the diversity target would be measured for these purposes by the percentage of new hires and promotions at and above the manager level consisting of minority and female candidates and the levels of supplier spending at the corporate level with minority- and female-owned or operated firms.

The value of the Short-Term Plan award opportunity with respect to each performance measure varies depending on the Company’s performance with respect to that measure. The Committee also has the discretion to modify awards based on other factors that it deems appropriate.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income (ROE), does not exceed 8%, even if some or all of the other performance measures are achieved.

2012 Annual Performance Measures

The 2012 annual performance measures for all corporate executives, including the named executive officers, were:

•	An adjusted EPS target range of $2.39 to $2.52;
•	A consolidated total revenue target range of $115.0 billion to $115.6 billion;
•	A consolidated free cash flow target range of $15.3 billion to $16.9 billion; and
•

A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least 14% of the overall supplier spending at the corporate level to minority- and female-owned or operated firms.

2012 Company Results and Annual Performance Awards

In 2012, Verizon reported generally strong results. Verizon’s 2012 results1 included:

•	ROE of 17.1%;
•	Adjusted EPS of $2.24, which, the Committee noted, would have been $2.31 after considering the impact of Superstorm Sandy;
•	Consolidated total revenue of $115.8 billion;
•	Consolidated free cash flow of $15.3 billion, which, the Committee noted, would have been $18.0 billion after considering the impact of Superstorm Sandy and the 2012 pension annuitization; and
•	Diversity in new hires and promotions above target performance and supplier spending slightly below target performance.

[1]	A reconciliation of non-GAAP measures to the most directly comparable GAAP measures may be found in Appendix C to this proxy statement.

After considering the level of performance of each performance measure, and applying its business judgment based on its assessment of the level of achievement of each goal individually and collectively, the Committee and, for Mr. McAdam, the independent members of the Board, determine the final Short-Term Plan awards at a percentage of the target level for all participants. For 2012, the target payout percentage was determined to be 90% of the target level for all corporate executives. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2012 Short-Term Plan Award ($)
Mr. McAdam	3,150,000
Mr. Mead	792,000
Mr. Shammo	693,000
Mr. Stratton	668,250
Mr. Milch	643,500

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, is intended to reward participants for the creation of long-term shareholder value over a three-year period. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value created for shareholders. Based on this consideration, the Committee determined that a three-year performance cycle for the Long-Term Plan awards was appropriate.

In prior years, the long-term incentives awarded to executives, including the named executive officers, as part of the annual equity grant consisted of performance stock units (referred to as PSUs) that vest based on Verizon’s Total Shareholder Return (TSR) relative to the TSRs of the companies in the Related Dow Peers on the date of grant over the three-year performance cycle and restricted stock units (referred to as RSUs) that vest based on the executive’s continued service with Verizon through the end of the three-year performance cycle. In late 2011 and early 2012, the Committee, with the assistance of the Consultant, undertook a comprehensive review of the structure and mix of the annual equity compensation program. As part of that review, the Committee considered Verizon’s business strategy and focus, feedback the Company received from our shareholders through the semi-annual shareholder outreach program, and market data on competitive pay practices of the Related Dow Peers. Based on this information, the Committee made the following changes to the design of the 2012 PSUs:

•	Added a three-year free cash flow metric;
•	Lowered the percent of the PSU awards that vest at the threshold TSR performance level from 50% to 32% of target while continuing to pay less than 100% for median TSR performance; and
•

Changed the TSR vesting scale so that each incremental percentage of achievement between the threshold and maximum performance levels results in a corresponding change in the percent of the award that vests.

The Committee believes that adding a free cash flow performance measure to the PSU mix provides an additional focus on Verizon’s strategy to increase profitability and capital efficiency over the long-term, provides executives with an easily measurable and tangible goal, and provides an appropriate balance between absolute and relative long-term performance measures. The addition of a second performance measure was also consistent with input the Company received from certain shareholders through its shareholder outreach program. The Committee believes that modifying the vesting scale from a stepped scale between performance levels to a smooth interpolation between performance levels will further align the interests of executives with increasing shareholder value and will motivate strong performance. The terms of the 2012 PSUs are discussed in more detail below under “Terms of 2012 PSU Awards.” The Committee did not make any changes to the mix between PSUs and RSUs or to the terms of the RSU awards for 2012.

Consistent with the 2010 and 2011 awards, the 2012 PSUs are payable in cash, and the 2012 RSUs are payable in Verizon shares. The Committee believes that paying PSUs in cash and RSUs in shares creates an appropriate balance between the potential impact on shareholder dilution from paying awards in shares and cash flow considerations, and that both types of awards further align executives’ interests with those of Verizon’s shareholders as the ultimate values of the awards are based on the value of Verizon’s common stock. In addition, paying the 2012 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that PSUs are vested and earned. The Committee determines an executive’s total compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s achievement of the pre-established performance goals over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to executives to deliver value to Verizon’s shareholders.

On the date the long-term incentive is awarded, the Committee also establishes the number of RSUs that may be earned based on the executive’s continued employment with the Company through the end of the three-year award cycle as reflected in the award agreement. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that RSUs are vested and earned. The 2012 RSU awards are payable in shares at the end of the three-year award cycle and provide both a retention incentive and a performance incentive as the value of the award depends on Verizon’s stock price.

2012 Long-Term Plan Award Opportunities

For 2012, each of the named executive officers received 60% of their 2012 Long-Term Plan award opportunity in the form of PSUs, of which two-thirds are eligible to vest based on Verizon’s relative TSR performance and one-third is eligible to vest based on Verizon’s cumulative free cash flow, and 40% in the form of RSUs. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and free cash flow creation and the retention of the Company’s highly-qualified executive team.

The Committee generally establishes an executive’s Long-Term Plan target award opportunity as a percentage of the executive’s base salary. The Long-Term Plan target award opportunity for each of the named executive officers in 2012 was: 625% of base salary for Mr. McAdam, 525% of base salary for Messrs. Mead, Shammo and Stratton and 500% of base salary for Mr. Milch. The target award opportunities for Messrs. Mead, Shammo, Stratton and Milch increased over their 2011 target award opportunities solely as a result of their base salary increases identified above (i.e., their target award opportunities, expressed as a percentage of their base salaries, did not change). The Committee determined that these award levels were appropriate so that each executive’s target annual Long-Term Plan award opportunity would constitute a significant portion of the executive’s benchmarked total compensation opportunity consistent with the objectives of the Company’s pay-for performance program. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of shares using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the awards granted to the named executive officers during 2012 in connection with the annual long-term incentive compensation opportunity. Additional detail regarding the 2012 PSU awards, including the performance requirements, follows the table.

Named Executive Officer	2012 Long-Term Plan Target Award Opportunity ($)
Mr. McAdam	8,750,000
Mr. Mead	4,200,000
Mr. Shammo	3,675,000
Mr. Stratton	3,543,750
Mr. Milch	3,250,000

Terms of 2012 PSU Awards

Two-thirds of the number of PSUs awarded are eligible to vest based on Verizon’s TSR as compared to the TSRs of the companies in the Related Dow Peers, as constituted on the grant date of the award, over the 2012-2014 performance cycle. One-third of the number of PSUs awarded is eligible to vest based on Verizon’s cumulative free cash flow over the 2012-2014 performance cycle compared against the performance targets established by the Committee at the beginning of the performance cycle.

TSR Metric. The following chart shows the percentage of PSUs awarded for the 2012-2014 performance cycle that can vest based on Verizon’s relative TSR positioning compared with the companies in the Related Dow Peers (referred to as TSR PSUs):

Verizon’s TSR during the three-year performance cycle must rank at least 15th, or at the 58th percentile, among the Related Dow Peers in order for 100% of the target number of TSR PSUs to vest. Similarly, the maximum number of TSR PSUs (200% of target) will vest only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers, which corresponds to the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 25th, or below approximately the 27th percentile of the companies in the Related Dow Peers, none of the TSR PSUs will vest.

Free Cash Flow Metric. The percentage of PSUs awarded for the 2012-2014 performance cycle that can vest based on Verizon’s cumulative free cash flow (FCF) (referred to as FCF PSUs) will be determined based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels that were established by the Committee at the beginning of the performance cycle. The performance levels range between 0% and 200% of the target number of FCF PSUs granted. FCF is determined by subtracting capital expenditures from cash flow from operations, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items.

At the end of the performance cycle, the number of FCF PSUs that will vest, if any, will be determined by comparing the actual performance of the Company against the performance objectives. The cumulative FCF target for the 2012-2014 performance cycle was set at a level that the Committee believes may be challenging in light of the economic environment, but attainable. For performance above or below the target level, the number of

FCF PSUs that will vest will range from 0% if performance is below the threshold cumulative FCF level and up to 200% for performance at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between threshold and maximum performance levels will be determined by linear interpolation in between vesting percentage levels.

2010 PSU Awards Earned in 2012

With respect to the PSUs awarded in 2010, the Committee determined the number of PSUs that vested for a participant based on Verizon’s TSR for the 2010-2012 three-year performance cycle relative to the TSRs of the Related Dow Peers as constituted on the date the award was granted. The following table shows the percentage of PSUs awarded for the 2010-2012 performance cycle that could vest based on a range of Verizon’s relative TSR positioning compared with the companies in the applicable Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Corresponding Relative TSR Percentile Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will Vest
1 – 4	91st to 100 th	200%
5 – 8	79th to 88 th	175%
9 – 12	67th to 76th	150%
13 – 16	55th to 64th	100%
17 – 21	39th to 52nd	75%
22 – 25	27th to 36th	50%
26 – 34	0 to 24th	0%

Over the three-year performance cycle ending on December 31, 2012, Verizon’s TSR ranked 3rd, or in the 94th percentile, when compared to the Related Dow Peers. As a result of this achievement, in early 2013 the Committee approved a payment to all participants of 200% of the number of PSUs awarded for the 2010-2012 performance cycle, plus dividend equivalents credited on those PSUs that vested pursuant to the terms of the award.

Mr. McAdam’s 2009 Special Succession Planning PSU Award

In December 2009, the Committee granted Mr. McAdam a special PSU award in connection with the Board’s CEO succession plan. The PSUs represented shares of Verizon common stock that would become payable after the completion of a three-year performance cycle ending on December 31, 2012, provided that the pre-established performance criteria were met and Mr. McAdam remained actively employed throughout the cycle. The number of PSUs that were eligible to vest at the end of the three-year performance cycle would be determined based on Verizon’s average annual ROE during the performance cycle. No PSUs would vest unless Verizon’s average annual ROE was at least 8%. Two times the number of PSUs granted would vest if Verizon’s average annual ROE met or exceeded 17%. If Verizon’s average annual ROE during the performance cycle was greater than the 8% threshold and less than the 17% maximum, the Committee would determine the extent to which the PSUs would vest between 50% and 150% of the number of PSUs awarded.

Over the three-year performance cycle ending on December 31, 2012, Verizon’s average annual ROE was 15.8%. As a result, using linear interpolation between the applicable performance levels, the Committee recommended, and the independent members of the Board approved, in 2013 a payment of 136% of the number of PSUs awarded, plus accrued dividend equivalents credited on those PSUs that vested pursuant to the terms of the award. The PSUs were paid in shares in accordance with the terms of the award, and Mr. McAdam is required to hold the shares he received for at least two years following the payment date unless he dies or becomes disabled.

Other Elements of the Total Compensation Program

The Company also provides the named executive officers with certain limited personal benefits as generally described below. None of the named executive officers is eligible for any tax gross-up payment in connection with any of these benefits, including with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payments.

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits, even when classified as a perquisite under applicable SEC rules, also serve business purposes as they frequently enhance the ability of the executive to attend to business matters while in transit. Additional information on Company-provided transportation is included in footnote 4 to the Summary Compensation Table on page 52.

Executive Life Insurance

The Company offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and the Company provides an annual cash payment to the executives to defray a portion of the annual premiums. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 52.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 52.

Retirement Benefits

In 2006, the Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail under the section entitled “Pension Plans” beginning on page 55.

During 2012, all of Verizon’s named executive officers were eligible to participate in the Company’s tax-qualified and nonqualified retirement savings plans. These plans are described in the section entitled “Defined Contribution Savings Plans” beginning on page 57.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

The Company was not a party to an employment agreement with any of the named executive officers in 2012. All senior managers of the Company (including each of the named executive officers other than Mr. McAdam) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause from the Company. Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan and is not eligible for cash severance benefits upon a termination.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan that is provided to substantially all of Verizon’s management employees (other than senior managers). Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation, the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. The plan does not provide for any severance benefits based upon a change in control of the Company.

Under the plan, the named executive officers (other than Mr. McAdam) are eligible to receive a cash separation payment based on a formula equal to two times the sum of their base salary and target short-term incentive opportunity. Other senior manager participants are eligible to receive a cash separation payment based on a formula equal to between 0.75 and two times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation from employment.

Consistent with the Committee’s belief that named executive officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs, the Long-Term Plan does not allow “single trigger” accelerated vesting and payment of outstanding awards in connection with a change in control of Verizon. Under the Long-Term Plan, if, in the twelve months following a change in control the participant’s employment is terminated without cause, all then-unvested PSUs will fully vest at the target level performance, all then-unvested RSUs will fully vest and PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle. This provision of the Long-Term Plan was not changed, and remains in effect in the Long-Term Plan submitted for shareholder approval this year.

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•

The guidelines require the CEO to maintain share ownership equal to at least seven times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.

•	Executives are also prohibited from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. None of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for the termination or repayment of certain incentive awards and payments if an executive engages in certain fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to recapture and cancel certain incentive payments received by an executive who has engaged in financial misconduct. The Committee reviews this policy from time to time and will refine the current policy to take into account changes in applicable law, including, for example, any changes that may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Shareholder Approval of Certain Severance Arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction. The Committee considered the desirability of tax deductibility for performance-based executive compensation in determining to submit the Long-Term Plan to the shareholders for approval in 2009 and in resubmitting the Long-Term Plan to shareholders for approval this year. Compensation paid to the named executive officers under the Short-Term Plan, as well as the PSUs awarded under the Long-Term Plan, are generally intended to meet the performance-based exception for deductibility under the tax laws.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards that are payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Lowell C. McAdam	2012	1,400,000	0	8,750,055		0	3,150,000	213,468	535,577	14,049,100
Chairman & CEO	2011	1,400,000	0	18,750,099	[5]	0	2,362,500	127,181	480,719	23,120,499	[5]
	2010	913,462	0	4,307,642		0	1,736,538	28,410	209,848	7,195,900
Daniel S. Mead	2012	794,231	0	4,200,026		0	792,000	388,096	225,253	6,399,606
Executive Vice President &	2011	725,000	0	3,806,258		0	734,063	175,217	220,103	5,660,641
President & CEO –	2010	598,077	0	2,565,964		0	815,625	68,475	133,690	4,181,831
Verizon Wireless Joint Venture
Francis J. Shammo	2012	698,077	0	3,675,003		0	693,000	9,004	139,841	5,214,925
Executive Vice President & CFO	2011	675,000	0	3,543,775		0	683,438	4,499	144,351	5,051,063
	2010	611,538	0	2,677,535		0	759,375	5,024	106,416	4,159,888
John G. Stratton	2012	673,558	0	3,543,796		0	668,250	31,776	143,629	5,061,009
Executive Vice President &
President – Verizon Enterprise
Randal S. Milch	2012	648,077	0	3,250,020		0	643,500	58,366	125,949	4,725,912
Executive Vice President &	2011	621,154	0	3,125,042		0	632,813	61,182	126,026	4,566,217
General Counsel

[1]

The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program and, in the case of Mr. McAdam, the special PSU award granted in 2011 in connection with his appointment to CEO, has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level:

	Grant Date Fair Value of PSUs				Maximum Value of PSUs
Name	2010 ($)	2011 ($)	2011 Special Award ($)	2012 ($)	2010 ($)	2011 ($)	2011 Special Award ($)	2012 ($)
Mr. McAdam	2,584,573	5,250,034	7,000,031	5,250,033	5,169,146	10,500,068	14,000,062	10,500,066
Mr. Mead	1,539,578	2,283,755	NA	2,520,008	3,079,156	4,567,510	NA	5,040,016
Mr. Shammo	1,606,515	2,126,265	NA	2,205,002	3,213,030	4,252,530	NA	4,410,004
Mr. Stratton	NA	NA	NA	2,126,270	NA	NA	NA	4,252,540
Mr. Milch	NA	1,875,025	NA	1,950,012	NA	3,750,050	NA	3,900,024

[2]	The amounts in this column for 2012 reflect the 2012 Short-Term Plan award paid to the named executive officers in March 2013 as described on pages 41-44.
[3]

The amounts in this column for 2012 for Messrs. McAdam and Mead reflect the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans and the above-market earnings on amounts held in nonqualified deferred compensation plans as follows: $155,288 and $58,180 for Mr. McAdam, and $244,965 and $143,131 for Mr. Mead. For Mr. Milch there was a reduction in pension value of $1,630 based on the applicable calculation formula. Messrs. Shammo and Stratton are not eligible for pension benefits. Accordingly, the amounts shown in this column for 2012 for Messrs. Shammo, Stratton and Milch reflect above market earnings only. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[4]	The following table provides the detail for 2012 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Other[d] ($)	All Other Compensation Total ($)
Mr. McAdam	89,467	18,821	18,675	263,512	137,917	7,185	535,577
Mr. Mead	1,917	0	18,554	94,909	90,504	19,369	225,253
Mr. Shammo	0	0	14,481	88,930	26,430	10,000	139,841
Mr. Stratton	0	0	18,675	86,846	23,763	14,345	143,629
Mr. Milch	0	0	18,634	76,959	20,356	10,000	125,949

[a]

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2012 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

[b]

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2012 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2012 driver hours for personal use multiplied by the driver’s hourly rate).

[c]

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, which is shown in this column, that is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his short-term incentive opportunity at the threshold level if the executive dies before a designated date. For Messrs. McAdam, Mead, Shammo and Stratton, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. For Mr. Milch, this date is the earlier of five years post-retirement or the date on which he reaches age 65.

[d]

This column represents the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites. These other benefits consist of: (i) for Mr. McAdam, reimbursement of a portion of out-of-pocket fees for routine preventive medical examinations and home security; (ii) for Mr. Mead, financial planning services and personal travel; (iii) for Messrs. Shammo and Milch, financial planning services; and (iv) for Mr. Stratton, financial planning services and reimbursement of a portion of out-of-pocket fees for routine preventive medical examinations. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. The aggregate incremental cost of personal travel for Mr. Mead is equal to the direct expense related to his spouse’s attendance at a business event at the request of the Company. These expenses include lodging, ground transportation, meals and other travel-related items.

[5]

As described in footnote 1, this amount includes the grant date fair value of the special equity award granted to Mr. McAdam in 2011 in connection with his appointment to CEO, with 70% of the award opportunity in the form of PSUs and 30% in the form of RSUs, which may become payable after the completion of the five-year performance cycle ending July 31, 2016, provided that Mr. McAdam remains continuously employed, subject to the terms of the award agreements. The number of PSUs that will vest at the end of the five-year performance cycle will be determined based on Verizon’s average annual ROE during the performance cycle, and to the extent the performance criteria is achieved, the final award will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s average annual ROE meets the minimum threshold of 10%. If Verizon’s average annual ROE meets the target percentage of 15%, 100% of the nominal number of the PSUs granted will vest. A maximum of two times the nominal number of PSUs granted will vest if Verizon’s average annual ROE is at least 20%. If Verizon’s average annual ROE during the five-year performance cycle is greater than 10% but less than 15%, or is greater than 15% but less than 20%, the Committee will determine the extent to which the PSUs will vest, provided that the vested percentage must be between 50% and 100% and between 100% and 200%, respectively. The award will be settled in shares of Verizon common stock, and Mr. McAdam will be required to hold any shares he receives for at least two years following the vesting date unless he dies or becomes disabled.

Plan-Based Awards

The following table provides information about the 2012 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. McAdam	STIP	—	1,750,000	3,500,000	5,250,000
	PSU	3/2/2012				43,445	135,765	271,530				5,250,033
	RSU	3/2/2012							90,510			3,500,022
Mr. Mead	STIP	—	440,000	880,000	1,320,000		.
	PSU	3/2/2012				20,853	65,167	130,334				2,520,008
	RSU	3/2/2012							43,445			1,680,018
Mr. Shammo	STIP	—	385,000	770,000	1,155,000
	PSU	3/2/2012				18,247	57,021	114,042				2,205,002
	RSU	3/2/2012							38,014			1,470,001
Mr. Stratton	STIP	—	371,250	742,500	1,113,750
	PSU	3/2/2012				17,595	54,985	109,970				2,126,270
	RSU	3/2/2012							36,657			1,417,526
Mr. Milch	STIP	—	357,500	715,000	1,072,500
	PSU	3/2/2012				16,137	50,427	100,854				1,950,012
	RSU	3/2/2012							33,618			1,300,008

[1]	These awards are described in the Compensation Discussion and Analysis on pages 41-47.
[2]	The actual amount awarded in 2012 was paid in March 2013 and is shown in column (g) of the Summary Compensation Table on page 51.
[3]

These columns reflect the potential payout range of PSU awards granted in 2012 to our named executive officers in accordance with the Company’s annual long-term incentive award program, as described on pages 45-47. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail on pages 46-47. PSUs and the applicable dividend equivalents are paid only and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.

[4]

This column reflects the RSU awards granted in 2012 to the named executive officers in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date.

[5]

This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($) (j)	Grant Date
Mr. McAdam[5]	420,863	0	0	13.89	3/31/2014	105,030	4,544,648	275,706	11,929,799	2/3/2011
						88,928	3,847,915	414,996	17,956,877	8/1/2011
						93,696	4,054,226	164,436	7,115,146	3/2/2012
Mr. Mead	0	0	0	0	0	45,688	1,976,920	119,931	5,189,414	2/3/2011
						44,974	1,946,025	78,929	3,415,258	3/2/2012
Mr. Shammo	0	0	0	0	0	42,537	1,840,576	111,661	4,831,571	2/3/2011
						39,352	1,702,761	69,063	2,988,356	3/2/2012
Mr. Stratton	0	0	0	0	0	36,011	1,558,196	94,528	4,090,227	2/3/2011
						37,947	1,641,967	66,597	2,881,652	3/2/2012
Mr. Milch	0	0	0	0	0	37,511	1,623,101	98,467	4,260,667	2/3/2011
						34,801	1,505,839	61,076	2,642,759	3/2/2012

[1]

The annual 2011 and 2012 RSU awards vest on December 31, 2013 and December 31, 2014, respectively. Mr. McAdam’s 2011 special RSU award vests on July 31, 2016. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2012.

[2]	This column represents the value of the RSU awards listed in column (g) based on a share price of $43.27, the closing price of Verizon’s common stock on December 31, 2012.
[3]

The annual 2011 and 2012 PSU awards vest on December 31, 2013 and December 31, 2014, respectively. Mr. McAdam’s 2011 special PSU award vests on July 31, 2016. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid if and to the extent that the applicable PSU award vests. As required by SEC rules, the number of units in this column represents the 2011 PSU awards at a 175% vesting percentage, the 2012 PSU awards at a 117% vesting percentage, and Mr. McAdam’s 2011 special PSU Award at a 200% vesting percentage, in each case including accrued dividend equivalents through December 31, 2012 that will be paid to the executives if the awards vest at the indicated levels.

[4]	This column represents the value of the PSU awards listed in column (i) based on a share price of $43.27, the closing price of Verizon’s common stock on December 31, 2012.
[5]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. When he exercises these rights he will receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership rights over the exercise price for such rights as reported in the table. The Option Awards section of the table shows the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of the award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSU and PSU awards.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options that the named executive officers exercised in 2012 and the value realized from the vesting of the following stock-based awards:

•	2010 PSUs that vested on December 31, 2012;
•	2010 RSUs that vested on December 31, 2012; and
•	Mr. McAdam’s 2009 special PSU award that vested on December 31, 2012.

In 2013, based on the Company’s relative TSR as compared with the Related Dow Peers, the Committee approved a vested percentage of 200% of the target number of PSU awards granted for the 2010-2012 performance cycle for all participants, including the named executive officers. The values of the 2010 PSU awards upon vesting for Mr. McAdam, Mr. Mead, Mr. Shammo, Mr. Stratton and Mr. Milch were $9,439,776, $5,822,826, $6,075,986, $5,111,523, and $5,545,513, respectively, and the value of the 2010 RSUs upon vesting for Mr. McAdam, Mr. Mead, Mr. Shammo, Mr. Stratton and Mr. Milch were $3,146,626, $1,940,941, $2,025,346, $1,703,859 and $1,848,523, respectively. In 2013, based on the Company’s average annual ROE during the performance cycle, the independent members of the Board approved a vested percentage of 136% of the target number of PSUs granted to Mr. McAdam under his special 2009 PSU award. The value of Mr. McAdam’s 2009 special PSU award upon vesting was $10,263,964.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[1,2] ($) (e)
Mr. McAdam	0	0	528,088	22,850,366
Mr. Mead	0	0	179,426	7,763,767
Mr. Shammo	0	0	187,227	8,101,332
Mr. Stratton	0	0	157,508	6,815,382
Mr. Milch	0	0	170,881	7,394,036

[1]	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2012 in accordance with the terms of the awards.
[2]

The amounts in this column include $3,881,884 for Mr. Mead and $739,404 for Mr. Milch that were deferred under the Verizon Executive Deferral Plan in 2013 when the amounts would have otherwise been paid.

Pension Plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and nonqualified defined benefit pension plans. All accruals under the Verizon Wireless defined benefit retirement plan (tax-qualified and nonqualified) were frozen as of December 31, 2006. Each of the named executive officers other than Messrs. Shammo and Stratton is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan.  The Verizon Management Pension Plan is a tax-qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Messrs. Mead and Milch are eligible for benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. McAdam is not eligible for benefits under either of these plans because he was employed by Verizon Wireless prior to January 1, 2007. Under the Verizon Management Pension Plan and the Verizon Excess Pension Plan, the normal retirement age is age 65 with at least 5 years of service and the early retirement age for unreduced benefits is age 55 with 15 or more years of service, and total age plus years of service equal to at least 75. Mr. Mead is eligible for early retirement benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. For Messrs. Mead and Milch, their benefit under the Verizon Excess Pension Plan is based on the cash balance formula noted below, and each of them is vested in the benefit.

Until June 30, 2006, Mr. Milch earned pension benefits under a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula. At the time that the tax-qualified and nonqualified pension plans were frozen to future pension accruals on June 30, 2006, plan participants were provided with a one-time additional 18 months of benefits as a transition matter.

As a former employee of GTE Wireless Incorporated, Mr. Mead earned a pension benefit under the Verizon Management Pension Plan based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level. Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless, and Mr. Mead ceased to accrue a pension under those formulas on May 31, 2004. Effective October 23, 2005, Mr. Mead transferred from Verizon Wireless to Verizon, and he started to again earn a pension under the better of (i) the 1.35% highest average pay formula or (ii) the cash balance formula. Mr. Mead’s service with Verizon Wireless from June 1, 2004 through October 22, 2005 was excluded from any pension calculation. As noted above, accruals under the 1.35% highest average pay formula and cash balance formula were frozen effective June 30, 2006.

At the time of Mr. Mead’s transfer from Verizon Wireless to Verizon effective October 23, 2005, the value of his nonqualified benefit was determined as a lump sum, and a nonqualified cash balance account was created under the Verizon Excess Pension Plan using this value as the opening balance as of November 1, 2005. Mr. Mead earned retirement pay credits equal to 7% (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after October 23, 2005, including monthly interest credits. As noted above, accruals under the nonqualified cash balance formula were frozen effective June 30, 2006.

Verizon Wireless Retirement Plan.  In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for early retirement benefits under the plan. In 2008, the Verizon Wireless Retirement Plan was amended to recognize eligibility service and age increases for employees who transferred to Verizon on or after January 1, 2001. As a result, Mr. McAdam continues to earn service towards early retirement benefits, based on his frozen pension accrual service as of December 31, 2006. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2012 of pension benefits accumulated by the named executive officers, other than Messrs. Shammo and Stratton who are not eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan - Qualified	29	1,173,877	0
	Verizon Wireless Retirement Plan - Nonqualified	10	1,772,254	0
Mr. Mead	Verizon Management Pension Plan	34	1,347,373	0
	Verizon Excess Pension Plan	7	3,388,944	0
Mr. Milch	Verizon Management Pension Plan	19	175,480	0
	Verizon Excess Pension Plan	8	107,527	0

[1]

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 11 to the Company’s consolidated financial statements for the year ended December 31, 2012, as included in the Company’s 2012 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.

Defined Contribution Savings Plans

The named executive officers are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Under the terms of the Savings Plan, participants are eligible to defer up to 16% of their eligible pay into the Savings Plan up to the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit, short-term incentive compensation and long-term incentive compensation. Verizon provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the Deferral Plan. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions. Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay, in the case of the Savings Plan, and eligible deferrals, in the case of the Deferral Plan. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees would be eligible for up to an additional 2% profit-sharing contribution whether or not they participate in the Savings Plan or Deferral Plan. For 2012, the discretionary contribution was 1.5%.

Messrs. McAdam, Mead, Shammo and Stratton were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. Under the Verizon Wireless Executive Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS qualified plan compensation limit and short-term incentive compensation. Verizon Wireless provides a matching contribution equal to 100% of the first 6% of base salary and short-term incentive compensation that a participant contributes to the plan. Participants are eligible for an additional discretionary profit-sharing contribution to the Verizon Wireless Executive Deferral Plan of up to 3% of eligible pay and eligible deferrals. In determining whether to make a profit-sharing contribution, the Verizon Wireless Human Resources Committee uses the same criteria used to determine the short-term incentive award paid to employees at the corporate level.

Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may elect to invest their deferrals in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants under the Savings Plan. Participants in the Deferral Plan and the Verizon Wireless Executive Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Messrs. Mead and Milch also have account balances under the Income Deferral Plan (referred to as the IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

Messrs. McAdam, Mead, Shammo and Stratton also have account balances under the Verizon Wireless Executive Savings Plan (referred to as the ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

The following table shows the 2012 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his total deferral account as of December 31, 2012.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	210,750	263,512	331,694	0	4,327,090
	Verizon Wireless Executive Deferral Plan	0	0	18,399	0	437,756
	Verizon Wireless Executive Savings Plan	0	0	87,490	0	2,081,601
Mr. Mead	Verizon Executive Deferral Plan	530,301	94,909	671,350	0	11,184,201
	Verizon Income Deferral Plan	0	0	11,633	0	276,775
	Verizon Wireless Executive Deferral Plan	0	0	75,966	0	1,807,426
	Verizon Wireless Executive Savings Plan	0	0	70,189	0	1,422,038
Mr. Shammo	Verizon Executive Deferral Plan	85,814	88,930	313,344	0	2,845,291
	Verizon Wireless Executive Deferral Plan	0	0	5,597	0	133,168
	Verizon Wireless Executive Savings Plan	0	0	101,708	0	1,181,294
Mr. Stratton	Verizon Executive Deferral Plan	361,375	70,890	263,447	0	2,704,840
	Verizon Wireless Executive Deferral Plan	0	15,956	178,556	0	2,017,583
	Verizon Wireless Executive Savings Plan	0	0	267,446	0	3,207,253
Mr. Milch	Verizon Executive Deferral Plan	87,166	76,959	276,317	0	3,125,679
	Verizon Income Deferral Plan	0	0	310,281	0	4,898,081

[1]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. McAdam, $69,000; for Mr. Mead, $163,269; for Mr. Shammo, $44,807; for Mr. Stratton, $148,750; and for Mr. Milch, $23,884.

[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (h) and (j): for Mr. McAdam, $58,180; for Mr. Mead, $143,131; for Mr. Shammo, $9,004; for Mr. Stratton, $31,776; and for Mr. Milch, $58,366.

[4]

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. McAdam, a total of $2,134,031 was reported (2008 to 2012);
•	For Mr. Mead, a total of $1,132,175 was reported (2011 to 2012);
•	For Mr. Shammo, a total of $304,128 was reported (2011 to 2012); and
•	For Mr. Milch, a total of $164,097 was reported (2012).

Potential Payments upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred at the end of 2012 under Verizon’s compensation plans and agreements.

Payments Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2012 Short-Term Plan awards and amounts earned under our 2010 Long-Term Plan awards and, for Mr. McAdam, the special 2009 PSU award are not included in the summaries or tables below. Amounts earned under our 2012 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis on pages 41-44 and are reported in the Summary Compensation Table on page 51. Amounts earned under our 2010 Long-Term Plan awards and Mr. McAdam’s 2009 special PSU award are discussed in the Compensation Discussion and Analysis on page 47 and are reported in the Option Exercises and Stock Vested table on page 55. If a named executive officer’s employment had terminated on December 31, 2012 for any reason other than for cause, the full amount of the 2012 Short-Term Plan award and the full amount of the 2010 Long-Term Plan awards, and Mr. McAdam’s 2009 special PSU award in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential Payments upon Qualifying Separation or Involuntary Termination Without Cause

Mr. McAdam. As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan.  Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under its Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his base salary and target short-term incentive opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the termination occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount or single-sum value of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other Benefits.  Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives will only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. Mr. McAdam did not participate in the financial planning program in 2012 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2012. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until (i) in the case of Messrs. McAdam, Mead, Shammo and Stratton, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement; or (ii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment been involuntarily terminated without cause or terminated for good reason on the last business day of 2012 and had incurred a qualifying separation under the Senior Manager Severance Plan.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit ($)
Mr. McAdam	0	0	0	0	255,555
Mr. Mead	3,360,000	22,903	14,500	10,000	88,013
Mr. Shammo	2,940,000	33,003	14,500	10,000	177,331
Mr. Stratton	2,835,000	33,003	14,500	10,000	185,050
Mr. Milch	2,730,000	33,003	14,500	10,000	144,002

[1]	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
[2]

Mr. McAdam did not participate in the financial planning program in 2012 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2012.

Potential Payments upon Death, Disability or Retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until: (i) in the case of Messrs. McAdam, Mead, Shammo and Stratton, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement, or (ii) in the case of Mr. Milch, the later of the executive’s attainment of age 65 or 15 years of plan participation. If the named executive officer dies, his beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that they participated in the program in the year in which their employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2012.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. McAdam
Death	6,300,000	0	0
Disability	255,555	1,501,922	0
Retirement	255,555	0	0
Mr. Mead
Death	2,800,000	0	10,000
Disability	88,013	1,409,898	10,000
Retirement	88,013	0	10,000
Mr. Shammo
Death	2,450,000	0	10,000
Disability	177,331	435,717	10,000
Retirement	177,331	0	10,000
Mr. Stratton
Death	2,364,000	0	10,000
Disability	185,050	438,668	10,000
Retirement[4]	0	0	0
Mr. Milch
Death	2,276,000	0	10,000
Disability	144,002	1,895,509	10,000
Retirement[4]	0	0	0

[1]

In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable from the third-party issuer of the policy. In the event of disability or retirement, the amount, if any, represents the total amount of annual payments to the named executive officer to pay a portion of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program.

[2]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Messrs. Shammo and Stratton do not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 4.2% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Messrs. McAdam, Mead, Shammo, Stratton and Milch is estimated at $490,688, $460,623, $435,717, $438,668 and $619,276, respectively, and the nonqualified portion of the disability benefit for Messrs. McAdam, Mead and Milch is estimated at $1,011,234, $949,275, and $1,276,233, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

[3]

Mr. McAdam did not participate in the financial planning program in 2012 and, as a result, would not have been entitled to receive financial planning services if his employment had terminated on the last business day of 2012.

[4]

Messrs. Stratton and Milch would not have been entitled to receive executive life insurance benefits or financial planning benefits because they had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2012.

Potential Payments upon Change in Control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he would be eligible for the same benefits, if any, that would become payable to the executive upon his termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Equity Awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. However, Mr. McAdam’s special PSU and RSU awards granted in 2011 will be forfeited if Mr. McAdam retires prior to July 31, 2016. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points. As of December 31, 2012, Messrs. McAdam, Mead and Shammo were retirement-eligible under the Long-Term Plan.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be paid on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be paid on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Estimated Payments.  The following table shows the estimated value of the payouts that the named executive officers could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2012: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2011 and 2012, and in addition for Mr. McAdam, his special 2011 PSU and RSU awards, that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2012 and $43.27, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. McAdam	0	34,323,581	34,323,581	21,497,228	34,323,581
Mr. Mead	0	9,807,362	9,807,362	9,807,362	9,807,362
Mr. Shammo	0	8,858,365	8,858,365	8,858,365	8,858,365
Mr. Stratton	0	8,000,407	8,000,407	0	8,000,407
Mr. Milch	0	7,822,394	7,822,394	0	7,822,394

[1]

Messrs. Stratton and Milch would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2012.

Non-Employee Director Compensation

In 2012, each non-employee Director of Verizon received an annual cash retainer of $100,000, and the Chairperson of the Corporate Governance and Policy Committee received an additional annual cash retainer of $15,000, and the Audit and Human Resources Committee Chairpersons received an additional $25,000 annual cash retainer. The Presiding Director also received an additional annual cash retainer of $10,000. Each Director also received an annual grant of Verizon share equivalents valued at $150,000 on the grant date. No meeting fees were paid if a Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended such a meeting held on any other date received a meeting fee of $2,000.

In addition, in 2012, the Board established a committee composed of Ms. Keeth (Chairperson), Dr. Moose and Mr. Price to assist the Board in responding to a shareholder demand. The Chairperson received a cash retainer of $5,000, and each Committee member received a meeting fee of $2,000 for each of the five meetings held by the Committee during 2012.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director joins the Board.

All share equivalents are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan and invested in a hypothetical Verizon stock fund. Amounts in the deferred compensation account are paid in a lump sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Directors who served as directors of NYNEX Corporation participate in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, one or more charitable contributions in the aggregate amount of $1,000,000 are made, payable in ten annual installments. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2012, the aggregate cost of maintaining and administering the legacy charitable giving programs for all participants was $62,185.

Director Compensation

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Richard L. Carrión	104,000	150,000	0	0	10,584	0	264,584
Melanie L. Healey	106,000	150,000	0	0	0	0	256,000
M. Frances Keeth*	127,000	150,000	0	0	0	0	277,000
Robert W. Lane	110,000	150,000	0	0	4,214	0	264,214
Sandra O. Moose*	147,000	150,000	0	0	7,343	0	304,343
Joseph Neubauer*	131,000	150,000	0	0	0	0	281,000
Donald T. Nicolaisen*	137,000	150,000	0	0	0	0	287,000
Clarence Otis, Jr.	106,000	150,000	0	0	8,766	0	264,766
Hugh B. Price	114,000	150,000	0	0	1,381	0	265,381
Rodney E. Slater	104,000	150,000	0	0	0	0	254,000
John W. Snow**	52,000	150,000	0	0	0	0	202,000
Kathryn A. Tesija	8,333	145,850	0	0	0	0	154,183

*	Denotes a Chairperson of a standing or special committee.
**	Dr. Snow retired from the Board in May 2012 pursuant to the Board’s retirement policy.
[1]	This column includes all fees earned or paid in 2012, whether the fee was paid in 2012 or deferred.
[2]

For each Director this column reflects the grant date fair value of the Director’s 2012 annual stock award computed in accordance with FASB ASC Topic 718. For Ms. Tesija, this column reflects the grant date fair value of her annual share equivalents award valued at $12,500, which was prorated to reflect the portion of the year that she served on the Board, and includes the one-time grant of 3,000 Verizon share equivalents with the grant date fair value of $133,350 that she received upon her appointment to the Board on December 6, 2012, in each case based on the closing price of Verizon’s common stock on the grant date. The following reflects the aggregate number of share equivalent awards and the aggregate number of option awards outstanding as of December 31, 2012 for each person who served as a non-employee Director during 2012: Richard L. Carrión, 83,562 and 21,065; Melanie L. Healey, 7,463 and 0; M. Frances Keeth, 33,729 and 0; Robert W. Lane, 43,877 and 0; Sandra O. Moose, 73,702 and 0; Joseph Neubauer, 91,759 and 7,798; Donald T. Nicolaisen, 40,649 and 0; Clarence Otis, Jr., 40,053 and 0; Hugh B. Price, 64,186 and 7,798; Rodney E. Slater, 16,212 and 0; John W. Snow, 33,229 and 0; and Kathryn A. Tesija, 3,281 and 0.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On January 31, 2013, there were approximately 2.9 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, New York 10022	173,030,572	6.07

*	This information is based on a Schedule 13G filed with the SEC on February 5, 2013 by BlackRock Inc., setting forth information as of December 31, 2012. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to the 173,030,572 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director and all executive officers and Directors as a group as of January 31, 2013. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock [1]	Total [2]
Named Executive Officers:
Lowell C. McAdam*	135,068	1,149,143
Daniel S. Mead	31,913	327,676
Francis J. Shammo	52,774	332,991
John G. Stratton	39,178	303,058
Randal S. Milch	65,209	290,126
Directors:
Richard L. Carrión	19,906	100,407
Melanie L. Healey	—	7,463
M. Frances Keeth	—	33,729
Robert W. Lane	—	43,877
Sandra O. Moose	—	73,702
Joseph Neubauer	24,820	137,286
Donald T. Nicolaisen	—	40,649
Clarence Otis, Jr.	3,000	43,053
Hugh B. Price	10,255	72,042
Rodney E. Slater	—	16,212
John W. Snow**	3,740	3,740
Kathryn A. Tesija	—	3,281
All of the above and other executive officers as a group[3]	536,117	4,041,594

*	Mr. McAdam also serves as a Director.
**	Dr. Snow retired from the Board in May 2012 pursuant to the Board’s retirement policy.
[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 12,247 shares for Mr. Milch; 18,661 shares for Mr. Carrión; 7,798 shares for Mr. Neubauer; and 10,197 shares for Mr. Price. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

[3]	Does not include shares held by Dr. Snow, who retired from the Board in May 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2012.

Additional Information and Frequently Asked Questions

Annual Meeting Information

Date and location. Verizon’s annual meeting will be held on Thursday, May 2, 2013, at 10:30 a.m., local time, at the DoubleTree by Hilton Tulsa Downtown, 616 W. 7th Street, Tulsa, Oklahoma 74127.

Admission. Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted to the meeting.

•

If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.

•

If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 4, 2013, the record date for the meeting.

The DoubleTree by Hilton Tulsa Downtown is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 15, 2013.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 4, 2013, the record date, may vote at the meeting. As of March 4, 2013, there were approximately 2.9 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•

Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification in order to vote online. You can also use this website to elect to be notified by e-mail that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

•

By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification in order to vote by phone.

•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 29, 2013.

Street Name Shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate how you wish to vote on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 4, 2013 and that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, in favor of the advisory vote to approve executive compensation and in favor of the approval of the amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m), and the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on April 29, 2013.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each of the other management proposals and the shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes. If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the annual meeting, that firm has the discretion to vote your shares on matters that the NYSE has determined are routine. Routine items include the ratification of the independent registered public accounting firm. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of Directors, the advisory vote to approve executive compensation, the approval of the amended 2009 Long-Term Incentive Plan pursuant to Internal Revenue Code Section 162(m) and the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC, no later than May 8, 2013. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $18,000, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “My Profile” and then “Communication Preference”.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;
•	You are a registered shareholder and also hold shares through a bank, broker or other institution;
•	You hold shares through more than one bank, broker or other institution; or
•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

➢	How can I request a single set of proxy materials for my household?

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2014 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 18, 2013. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate Directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2014 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing on or after January 2, 2014 and no later than January 31, 2014;
•	Include his or her name, record address and Verizon share ownership;
•

Include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, including disclosure of derivative and hedging positions in Verizon securities, any agreements or arrangements with other persons related to the proposed nomination or business, any material interest of such persons in such matter, any agreement with others regarding the acquisition, holding or voting of Verizon securities and information about those with whom such persons are acting in concert; and

•	Update this information as of the record date and after any subsequent change.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	Verizon Communications Shareowner Services c/o Computershare P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 18, 2013

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least twice each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In an executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent Director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call a meeting of the Board or an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) standing committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director is independent under the corporate governance listing standards of the New York Stock Exchange and the Nasdaq Stock Market. In addition, in evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	The Director is retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation); or

6.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

        “Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Within three years of joining the Board, each Director shall acquire, and continue to hold during his or her tenure on the Board, Verizon stock with a value equivalent to three times the cash component of the annual Board retainer. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

♦	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

Appendix B

Related Dow Peer Information

The following chart lists the companies included in the Related Dow Peers for 2012 compensation purposes, and their market capitalization as of December 31, 2012, as reported by Bloomberg, and net income attributable to the company, revenue and total employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees
3M	64,246	4,444	29,904	88,000
Alcoa	9,263	191	23,700	61,000
American Express	64,324	4,482	33,808	63,500
AT&T	191,473	7,264	127,434	241,810
Bank of America	125,026	4,188	100,131	267,200
Boeing	56,827	3,900	81,698	174,400
Caterpillar	58,579	5,681	65,875	125,341
CenturyLink	24,421	777	18,376	47,000
Chevron	211,650	26,179	230,590	62,000
Cisco Systems	104,324	8,041	46,061	66,639
Coca-Cola	162,587	9,019	48,017	150,900
Comcast	98,507	6,203	62,570	129,000
Du Pont (E.I.)	41,933	2,788	34,812	70,000
Exxon Mobil	394,611	44,880	482,295	76,900
General Electric	220,107	13,641	144,796	305,000
Hewlett-Packard	27,761	(12,650)	120,357	331,800
Home Depot	92,477	4,535	74,754	300,000
IBM	216,438	16,604	104,507	434,246
Intel	102,655	11,005	53,341	105,000
Johnson & Johnson	194,265	10,853	67,224	128,000
JPMorgan Chase	167,148	21,284	108,184	258,965
McDonald’s	88,561	5,465	27,567	440,000
Merck	124,461	6,661	47,267	83,000
Microsoft	224,972	16,978	73,723	94,000
Mondelez International	45,233	3,028	35,015	100,000
Pfizer	184,653	14,570	58,986	91,500
Procter & Gamble	185,627	10,756	83,680	126,000
Sprint Nextel	17,036	(4,325)	35,345	39,000
Time Warner Cable	29,329	2,155	21,386	51,000
Travelers	27,396	2,473	25,740	30,000
United Technologies	75,166	5,130	57,708	218,000
Wal-Mart	228,246	16,999	469,162	2,000,000
Walt Disney	88,234	5,682	42,278	166,000
Verizon	123,493	875	115,846	183,400
Verizon’s Ranking	15	30	7	11
Verizon’s Percentile Ranking	58%	12%	82%	70%

Appendix C

Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation

Year Ended December 31,	(dollars in billions) 2012
Reported Net Income Attributable to Verizon	$0.9
Severance, Pension and Benefit Charges	4.4
Debt Redemption Costs and Other	0.9
Legal Settlements	0.2

Adjusted Net Income Attributable to Verizon	$6.4

Adjusted EPS Reconciliation

Year Ended December 31,	2012
Reported EPS	$0.31
Severance, Pension and Benefit Charges	1.55
Early Debt Redemption and Other Restructuring Costs	0.31
Litigation Settlements	0.08

Adjusted EPS	2.24

Superstorm Sandy Impact	0.07

Adjusted EPS excluding Superstorm Sandy Impact	$2.31

Note: EPS may not add due to rounding.

Free Cash Flow Reconciliation

Year Ended December 31,	(dollars in billions) 2012
Net Cash Provided by Operating Activities	$31.5
Less: Capital Expenditures (including capitalized software)	16.2

Free Cash Flow	$15.3

Pension Annuitization	2.2
Superstorm Sandy	0.5

Adjusted Free Cash Flow	$18.0

Appendix D

2009 VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

As Amended and Restated

Article 1. Restatement, Objectives, and Duration

1.1 Restatement of the Plan. Verizon Communications Inc., a Delaware corporation (hereinafter referred to as the “Company”), previously restated the Verizon Communications Long-Term Incentive Plan. The restated plan is referred to as the “2009 Verizon Communications Inc. Long-Term Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document as amended from time to time. The restated Plan was effective on May 9, 2009 (the “Effective Date”), which was the date the Company’s shareholders first approved the Plan, and shall remain in effect as provided in Section 1.3 hereof. The Company subsequently amended the Plan as set forth herein, with such amendments to become effective on the date that the Company’s shareholders approve the amendments to the Plan.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards, including Stock Appreciation Rights.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to the Plan shall have been purchased, acquired, or forfeited, and all cash Awards shall have been paid or forfeited, pursuant to the Plan’s provisions. In no event, however, may an Award be granted more than ten (10) years after the Effective Date.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1	“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Other Awards.

2.2	“Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to Article 10 hereof.

2.3	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.4	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.5	“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)	Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or
(b)	The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or
(c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

Notwithstanding the provisions of Section 2.5 (a), (b), and (c) hereof, a Change in Control shall not occur if:

(i)	The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and
(ii)	Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
(iii)	The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and
(iv)	The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.5, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2009, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants who are Employees, as specified in Article 3 hereof.

2.8	“Company” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 18 hereof.

2.9	“Director” means any individual who is a member of the Board.

2.10	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.11	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.13	“Fair Market Value” means the closing price of Shares on the principal securities exchange on which the Shares are traded or, if there are no such sales on the relevant date, then the closing price of Shares on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.

2.14	“Freestanding SAR” means an SAR that is granted independently of any Option, as described in Sections 9.2 through 9.6 hereof.

2.15	“Incentive Stock Option” or “ISO” means an Option that is designated by the Committee as an Incentive Stock Option.

2.16	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.17	“Non-Employee Director” means (a) a Director who is not an Employee or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee.

2.18	“Nonqualified Stock Option” or “NQSO” means an Option that is not designated by the Committee as an Incentive Stock Option.

2.19	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Article 6 hereof.

2.20	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as provided in Section 6.2 hereof.

2.21	“Other Award” means an Award granted to a Participant pursuant to Article 9 hereof.

2.22	“Participant” means an Employee or Non-Employee Director who has been selected to receive an Award or who holds an outstanding Award.

2.23	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m)(4)(C) and the Treasury regulations thereunder.

2.24	“Performance Period” means the period during which performance goals must be met for purposes of Article 8 hereof.

2.25	“Performance Share” means an Award granted pursuant to Article 8 hereof, which, on the date of grant, shall have a value equal to the Fair Market Value of a Share on that date.

2.26	“Performance Unit” means an Award granted pursuant to Article 8 hereof, which shall have an initial value established by the Committee on the date of grant.

2.27	“Plan” means the 2009 Verizon Communication Inc. Long-Term Incentive Plan as set forth herein and as it may be amended from time to time.

2.28	“Restricted Stock” means an Award granted pursuant to Section 7.1 hereof.

2.29	“Restricted Stock Unit” means an Award granted pursuant to Section 7.5 hereof.

2.30	“Restriction Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 hereof.

2.31	“Share” means a share of common stock of the Company.

2.32	“Share Pool” means the number of Shares available under Section 4.1 hereof, as adjusted pursuant to Sections 4.2 and 4.3 hereof.

2.33	“Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Sections 9.2 through 9.6 hereof.

2.34	“Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

2.35	“Tandem SAR” means an SAR granted with respect to a Share pursuant to Sections 9.2 through 9.6 hereof in connection with a related Option, under which (a) the exercise of the SAR with respect to the Share shall cancel the right to purchase such Share under the related Option and (b) the purchase of the Share under the related Option shall cancel the right to exercise the SAR with respect to such Share.

Article 3. Administration

3.1 General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the

Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to the Executive Vice President and Chief Administrative Officer of the Company. The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 16 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. With respect to the Non-Employee Directors, the authority conferred by this Section 3.2 shall rest with the Corporate Governance and Policy Committee of the Board.

3.3 Decisions Binding. All determinations and decisions made by the Committee or the Corporate Governance and Policy Committee of the Board pursuant to the provisions of the Plan and all related orders and resolutions of such committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Non-Employee Directors, Employees, Participants, and their estates and beneficiaries.

3.4 Performance-Based Awards. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Employees are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. Subject to adjustment as provided in Section 4.3 hereof, (a) there shall be reserved for issuance under Awards 115,000,000 Shares, (b) not more than 115,000,000 of such Shares may be used for Awards other than Options, and (c) not more than 115,000,000 of such Shares shall be available for issuance pursuant to the exercise of Incentive Stock Options. Shares covered by Awards that are canceled or forfeited may be reused to make Awards. The maximum aggregate number of Shares with respect to which all Awards may be granted in a single calendar year to an individual Participant may not exceed the lesser of (i) one-half of one percent of the total number of Shares that are issued and outstanding on the Effective Date or (ii) 13,500,000 Shares. The maximum aggregate number of Shares with respect to which Options and SARs may be granted in a single calendar year to an individual Participant may not exceed the lesser of (i) one-half of one percent of the total number of Shares that are issued and outstanding on the Effective Date or (ii) 13,500,000 Shares.

4.2 Share Pool Adjustments.

(a)	The following Awards and payouts shall reduce, on a Share-for Share basis, the number of Shares available for issuance under the Share Pool:

1)	An Award of an Option;
2)	An Award of an SAR (except a Tandem SAR);
3)	An Award of Restricted Stock;
4)	An Award of a Restricted Stock Unit payable in Shares;
5)	An Award of a Performance Share;
6)	An Award of a Performance Unit payable in Shares; and
7)	Other Awards payable in Shares.

(b)	The following transactions shall restore, on a one-for-one basis, the number of Shares available for issuance under the Share Pool:

(1)	A payout of an SAR, Tandem SAR, Restricted Stock Award, or Restricted Stock Unit in the form of cash, or a payout of Performance Units, Performance Shares, or Other Award in the form of cash (if originally awarded in Shares);
(2)	A cancellation, termination, expiration, or forfeiture for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares or Shares subject to an Award; and
(3)	Payment of an Option Price or tax withholding obligation with previously acquired Shares or by withholding Shares that otherwise would be acquired on exercise ( i.e. , the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price or tax withholding obligation).

4.3 Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for grants under Section 4.1 hereof, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limit set forth in Section 4.1 hereof, as determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 5. Eligibility and Participation

5.1 Eligibility. All Employees and Non-Employee Directors are eligible to participate in the Plan.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award. The Corporate Governance and Policy Committee of the Board shall determine the Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Option Price. The Option Price under each Option will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The Committee may not reprice (by cancellation, exchange, amendment or otherwise) a previously granted Option.

6.3 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that no Option shall be exercisable after the tenth (10th) anniversary of its date of grant.

6.4 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5 Payment. When an Option is exercised, the Option Price shall be payable to the Company in full either:

(a)	In cash or its equivalent; or

(b)	By tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or
(c)	By a combination of (a) and (b).

The Committee also may allow broker-assisted exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment of the Option Price, the Company shall deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the Participant and the Participant’s spouse), one or more Share certificates for the Shares purchased under the Option(s).

6.6 Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code and/or applicable regulations, the following additional provisions shall apply to the grant of Options that are intended to qualify as ISOs:

(a)	Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424) shall not exceed one hundred thousand dollars ($100,000) or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that, to the extent that such limitation is exceeded, any Options on Shares with a Fair Market Value in excess of such amount shall be deemed to be NQSOs.
(b)	Code Section 422. ISOs shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as ISOs. Moreover, all ISOs must be granted within ten (10) years from the earlier of the date on which the Plan was adopted by the Board or the date the Plan was approved by shareholders.

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts and upon such terms as the Committee shall determine.

7.2 Restrictions.

(a)	Subject to Article 11 hereof, the Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock as the Committee may determine including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.
(b)	The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.
(c)	Except as otherwise provided in this Article 7, Shares of Restricted Stock that have not yet been forfeited or canceled shall become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

7.3 Voting Rights. Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4 Dividends and Other Distributions. During the Restriction Period, Participants holding Shares of Restricted Stock may be credited with regular cash dividends paid with respect to such Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, so that the dividends and/or the Restricted Stock shall be eligible for the Performance-Based Exception.

7.5 Restricted Stock Units. In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article 7 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may determine. Each Restricted Stock Unit shall have an initial value that is at least equal to the Fair Market Value of a Share on the date of grant. Restricted Stock Units may be paid at such time as the Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion, but no later than 2-1/2 months after the Plan Year following the year in which the Restriction Period ends.

Article 8. Performance Units and Performance Shares

8.1 Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that will not be less than the Fair Market Value of a Share on the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, shall determine the number and/or value of Performance Units/Shares that shall be paid out to the Participant.

8.3 Earning of Performance Units/Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4 Form and Timing of Payment of Performance Units/Shares.

(a)	Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period and no later than 2-1/2 months after the Plan Year following the year in which the Performance Period ends. Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.
(b)	At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Units and/or Performance Shares that have been earned, but not yet distributed to Participants; such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock set forth in Section 7.4 hereof. In addition, Participants may, at the discretion of the Committee, be entitled to exercise voting rights with respect to such Shares.

Article 9. Other Awards

9.1 In General. Subject to the terms of the Plan, the Committee may grant any types of Awards other than those that are specifically set forth in Articles 6 through 8 hereof, including, but not limited to, SARs and the payment of Shares in lieu of cash under any Company incentive bonus plan or program. Subject to the terms of the Plan, including the remaining provisions of this Article 9, the Committee, in its sole discretion, shall determine the terms and conditions of such Other Awards.

9.2 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. The Committee may not reprice (by cancellation, exchange, amendment or otherwise) a previously granted SAR or Tandem SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 hereof) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be equal to no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

9.3 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR shall expire no later than the expiration of the ISO; (b) the value of the payout with respect to the Tandem SAR shall not exceed the excess of the Fair Market Value of the Shares subject to the ISO at the time the Tandem SAR is exercised over the Option Price under the ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

9.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its discretion, imposes upon them, subject, however, to the terms of the Plan.

9.5 Term of SARs. The term of an SAR shall be determined by the Committee, in its discretion; provided that such term shall not exceed ten (10) years.

9.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price, by
(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

Article 10. Award Agreements

10.1 In General. Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Committee shall determine and that shall specify:

(a)	In the case of an Option, the number of the Shares to which the Option pertains, the Option Price, the term of the Option, the schedule on which the Option becomes exercisable, and whether the Option is intended to be an ISO or an NQSO;
(b)	In the case of Restricted Stock or Restricted Stock Units, the number of Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);
(c)	In the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and
(d)	In the case of an SAR, the number of Shares to which the SAR pertains, the grant price, the term of the SAR, the schedule on which the SAR becomes exercisable, and whether the SAR is a Freestanding SAR or a Tandem SAR.

10.2 Severance from Service. Each Award Agreement shall set forth the extent to which the Participant shall have rights, if any, under the Award following the Participant’s severance from service with the Company and its Subsidiaries. The Award Agreement may make distinctions based on the reason for the Participant’s severance from service and may contain obligations that apply beyond the term of the Award Agreement.

10.3 Restrictions on Transferability. Subject to the provisions of the Plan, in the case of an ISO (and in the case of any other Award), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10.4 Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

Article 11. Performance Measures

Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured at the Company level, at a subsidiary level, or at an operating unit level, and shall be chosen from among:

(a)	Income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share);
(b)	Return measures (including, but not limited to, return on assets, investment, equity, or sales);
(c)	Cash flow return on investments, which equals net cash flows divided by owners’ equity, or free cash flow;
(d)	Gross revenues;
(e)	Market value added;
(f)	Economic value added; and
(g)	Share price (including, but not limited to, growth measures and total shareholder return, or relative growth measures and relative total shareholder return).

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).

In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

Article 12. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

Article 13. Deferrals

Pursuant to the applicable requirements of Section 409A of the Code, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Section 409A of the Code.

Article 14. No Right to Employment or Participation

14.1 Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2 Participation. No Employee or Non-Employee Director shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 15. Change in Control

No outstanding Awards that have been granted after the Effective Date of this Plan shall vest or become immediately payable or exercisable merely upon the occurrence of a Change in Control. However, if within twelve (12) months following the occurrence of a Change in Control, a Participant is involuntarily terminated without “Cause” or is deemed to have separated from service as the result of a “Good Reason”, then all outstanding Options and SARs shall become immediately exercisable, and any restriction periods and other restrictions imposed on then-outstanding Awards shall lapse and will be paid at their targeted award level. Notwithstanding the foregoing, such Awards shall not become payable until their regularly scheduled time as specified under the terms and conditions of the applicable Award Agreement, except that, to the extent an Award is exempt from Section 409A of the Code under the “short-term deferral rule,” payment shall not be later than 2-1/2 months after the year in which it is no longer subject to a substantial risk of forfeiture. Both “Cause” and “Good Reason” shall be as defined in the applicable Award Agreement.

Article 16. Amendment, Modification, and Termination

16.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

16.2 Awards Previously Granted. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement. All Awards previously granted under the Plan prior to the Effective Date specified herein shall be governed by the terms and conditions of the Plan as in effect at such time, provided that all Plan provisions referencing Section 409A of the Code shall apply to all Awards subject to 409A of the Code.

Article 17. Withholding

17.1 Tax Withholding. The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

Article 18. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19. Legal Construction

19.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural.

19.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, the Plan and all Awards will be interpreted and construed to avoid any tax, penalty or interest under Code Section 409A. The Committee, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A of the Code. Except for the Company’s obligations to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

19.4 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

DIRECTIONS TO VERIZON COMMUNICATIONS INC. ANNUAL MEETING OF SHAREHOLDERS

DoubleTree by Hilton Tulsa Downtown

616 W. 7th Street

Tulsa, Oklahoma 74127

From Tulsa International Airport: Take Highway 11 West to U.S. 75 South. Take the 11th Street/Houston Avenue exit. Turn right onto Houston Avenue. Turn right onto W. 7th Street. Turn right into the parking garage attached to the hotel.

From Oklahoma City: Take I-44 East to I-244 East (Exit 223A to the left). Take the 7th Street exit towards Downtown. Continue on W. 7th Street for 1 1/2 blocks. Turn right into the parking garage attached to the hotel.

From Dallas, Texas: Take U.S. 75 North. Continue onto I-244 East. Take the 7th Street exit towards Downtown. Continue on W. 7th Street for 1 1/2 blocks. Turn right into the parking garage attached to the hotel.

Parking is available in the parking garage attached to the hotel. We will validate your parking ticket so that there will be no charge for parking.

002CSN8270

Admission Ticket

Electronic Voting Instructions
You can vote online or by telephone Available 24 hours a day, 7 days a week
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote online • Go to www.envisionreports.com/vz • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Richard L. Carrión	☐	☐	☐	02 - Melanie L. Healey	☐	☐	☐	03 - M. Frances Keeth	☐	☐	☐

04 - Robert W. Lane	☐	☐	☐	05 - Lowell C. McAdam	☐	☐	☐	06 - Sandra O. Moose	☐	☐	☐

07 - Joseph Neubauer	☐	☐	☐	08 - Donald T. Nicolaisen	☐	☐	☐	09 - Clarence Otis, Jr.	☐	☐	☐

10 - Hugh B. Price	☐	☐	☐	11 - Rodney E. Slater	☐	☐	☐	12 - Kathryn A. Tesija	☐	☐	☐

13 - Gregory D. Wasson	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐	3. Advisory Vote to Approve Executive Compensation	☐	☐	☐

4. Approval of Long-Term Incentive Plan	☐	☐	☐

B	The Board of Directors recommends a vote AGAINST:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

5. Network Neutrality	☐	☐	☐	6. Lobbying Activities	☐	☐	☐	7. Proxy Access Bylaw	☐	☐	☐

8. Severance Approval Policy	☐	☐	☐	9. Shareholder Right to Call a Special Meeting	☐	☐	☐	10. Shareholder Right to Act by Written Consent	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

/ /

¡	+

002CS40005 01KMNI

Verizon Communications Inc.

2013 Annual Meeting Admission Ticket

May 2, 2013, 10:30 a.m. Local Time

DoubleTree by Hilton Tulsa Downtown

616 W. 7th Street

Tulsa, Oklahoma 74127

Upon arrival, please present this admission ticket at the registration desk.

DIRECTIONS

From Tulsa International Airport: Take Highway 11 West to U.S. 75 South. Take the 11th Street/Houston Avenue exit. Turn right onto Houston Avenue. Turn right onto W. 7th Street. Turn right into the parking garage attached to the hotel.

From Oklahoma City: Take I-44 East to I-244 East (exit 223A to the left). Take the 7th Street exit towards Downtown. Continue on W. 7th Street for 1 1/2 blocks. Turn right into the parking garage attached to the hotel.

From Dallas, Texas: Take U.S. 75 North. Continue onto I-244 East. Take the 7th Street exit towards Downtown. Continue on W. 7th Street for 1 1/2 blocks. Turn right into the parking garage attached to the hotel.

Parking: Parking is available in the parking garage attached to the hotel. We will validate your parking ticket so that there will be no charge for parking.

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2013 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders,

Thursday, May 2, 2013, 10:30 a.m. Local Time

Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr., as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by April 29, 2013.

If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by April 29, 2013, your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf.